Exhibit 2.1

Execution Version

PURCHASE AND SALE AGREEMENT

AMONG

California Life Properties, LLC,

California Mental Health Care Network—San Diego, LLC,

Vista Life Properties, LLC,

Illinois Life Properties, LLC,

Nevada Life Properties, LLC, and

Arizona Life Properties, LLC

as Seller

and

CCP Lakeshore 4000 LLC,

CCP Glendale 4001 LLC,

CCP Tempe 4002 LLC,

CCP Covina 4003 LP,

CCP Ventura 4004 LP, and

CCP San Diego 4005 LP

as Buyer

April 10, 2017

THIS PURCHASE AND SALE AGREEMENT (this “Agreement”) is made and entered into this 10th day of April, 2017, by and between each of the entities identified as a “Seller” on Schedule 6.1.1 attached hereto and made a part hereof (individually and collectively, “Seller”), and CCP Lakeshore 4000 LLC, a Delaware limited liability company, CCP Glendale 4001 LLC, a Delaware limited liability company, CCP Tempe 4002 LLC, a Delaware limited liability company, CCP Covina 4003 LP, a Delaware limited partnership, CCP Ventura 4004 LP, a Delaware limited partnership, and CCP San Diego 4005 LP, a Delaware limited partnership (individually and collectively, “Buyer”).

RECITALS

WHEREAS, Seller owns the behavioral healthcare facilities identified on Schedule 6.1.1 attached hereto and made a part hereof as the “Facilities” (each being referred to herein individually as a “Facility”);

WHEREAS, Seller has entered into a lease with each of the entities identified as a “Tenant” on Schedule 0 and from and after Closing (as hereinafter defined), the Facilities will be leased by Buyer (or one or more of its affiliates) to, and operated by, such individual Tenants as identified on Schedule 0 (individually and collectively in such capacity, “Operator”) pursuant to one or more Master Lease and Security Agreements in substantially the form attached hereto as Exhibit M (the “Lease”); and

WHEREAS, Seller desires to sell, transfer, convey and assign to Buyer, and Buyer desires to acquire, assume and accept from Seller, the Property (as hereinafter defined) on and subject to the terms and conditions contained in this Agreement.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are acknowledged hereby, the parties hereto agree to incorporate the foregoing recitals as if the same were more particularly set forth in the body of this Agreement and further agree as follows:

1.                                    SALE.  Seller agrees to sell, convey and assign its interest to Buyer (or cause to be sold, conveyed and assigned to Buyer), and Buyer agrees to purchase from Seller, for the Purchase Price (as hereinafter defined) set forth below, and on the terms and conditions set forth in this Agreement, the Property, including the Facilities.  For purposes of this Agreement, the term “Property” shall be deemed to mean on a collective basis:

1.1.                        The Land.  The parcels of land legally described on Exhibit A attached hereto and made a part hereof, together with all rights, easements and interests appurtenant thereto including, but not limited to, any streets or other public ways adjacent to the Land and any water or mineral rights owned by, or leased to, Seller (collectively, the “Land”).

1.2.                        The Improvements.  All improvements located on the Land, including, but not limited to, the Facilities, and all other structures, systems, fixtures and utilities associated with, and utilized in, the ownership and operation of the Facilities (all such improvements being collectively referred to as the “Improvements”).

1.3.                        Personal Property.  All, if any, personal property owned or leased by Seller located on or in the Land or Improvements, and used in connection with the ownership, operation and maintenance of the Facilities (the “Personal Property”), including, but not limited, to, all, if any, building materials, supplies, hardware, carpeting and other inventory maintained in connection with Seller’s ownership, operation and maintenance of the Facilities (the “Inventory”), and the leased personal property set forth on Schedule 1.3 attached hereto.

1.4.                        Assigned Contracts.  The interest of Seller to each contract identified on Schedule 1.4 (the “Assigned Contracts”).

1.5.                        Warranties.  All interest, if any, of Seller, to the extent assignable or transferable,  in and to each and every bond, guaranty and warranty that has not expired (either on a “claims made” or “occurrence” basis) concerning the Improvements and the Personal Property or any portion thereof, including, without limitation, any roofing, air conditioning, heating, elevator or other bond, guaranty or warranty relating to the construction, maintenance or replacement of the Improvements or any portion thereof and any guaranty or warranty given to Seller in connection with the operation, construction, improvement, maintenance, alteration, repair or replacement of the Improvements, Personal Property or any portion thereof (the bonds, guaranties and warranties described in this Section 1.5, collectively, the “Existing Warranties”).

1.6.                        Intentionally Omitted.

1.7.                        Intentionally Omitted.

1.8.          Excluded Liabilities.  Notwithstanding anything to the contrary set forth in this Agreement, except with respect to any obligations accruing under Permitted Exceptions (as defined below) on or after Closing (and subject to the Tenant’s obligations under the Lease), Buyer does not hereby agree to assume, pay, perform, satisfy or discharge any liability or obligation of Seller or any current tenant or operator existing on the Closing Date (as hereinafter defined) or arising out of any transactions entered into, or any state of facts existing, prior to the Closing Date (the “Excluded Liabilities”), and Seller agrees to pay and satisfy (or cause to be paid and satisfied) all of the Excluded Liabilities.  The term “Excluded Liabilities” shall include, without limitation, the following:

(i)                                  any liabilities or obligations of Seller and/or Operator or any current tenant or operator relating to employee benefits or compensation arrangements of any nature;

(ii)                              any liability or obligation of Seller and/or Operator or any current tenant or operator, for breach of contract, any wrongful or willful acts, bodily injury (including death), personal injury, advertising injury or property damage (whether based on negligence, breach of warranty, strict liability or any other theory) caused by, arising out of or resulting from, directly or indirectly, any alleged or actual acts or omissions;

(iii)                          any liability or obligation of Seller and/or Operator or any current tenant or operator for Indebtedness;

(iv)                          any amounts due, claimed or becoming due to the payor (a “Third Party Payor”) under any Third Party Payor Program (as hereinafter defined) (including, without limitation, Medicare (as hereinafter defined) and Medicaid (as hereinafter defined)) or any other health care reimbursement or payment intermediary, including, but not limited to, any recapture, adjustment, overpayment, penalty assessment or any other financial obligation or charge whatsoever with respect to any period, including but not limited to those arising from any adjustments or reductions in reimbursement rates under any Third Party Payor Program;

(v)                              all liabilities for taxes of Seller;

(vi)                          all liabilities under Medicare, Medicaid and other third party provider numbers and related Provider Agreements;

(vii)                      violations by Seller or Seller obligations under Legal Requirements;

(viii)                  all liabilities relating to amounts required to be paid by Seller hereunder;

(ix)                          all liabilities or obligations related to the Excluded Assets (hereinafter defined), regardless of when such liabilities or obligations arise or accrue;

(x)                              any Environmental Liability (as hereinafter defined) not created by Buyer (it being understood that Environmental Liabilities arising out of Buyer’s or its agents’ discovery of a pre-existing condition on the Property shall not be deemed to have been created by Buyer, unless and except to the extent that Buyer or any of its agents exacerbates any such pre-existing condition); and

(xi)                          any and all other liabilities and obligations of every kind of Seller and/or Operator or any current tenant or operator incurred in connection with, or arising by reason of, their ownership or operation of the Property or the Authorizations prior to the Closing.

For purposes of this Agreement, the term “Authorizations” shall mean, with respect to any Facility or Facilities, any and all licenses, permits, certifications, registrations, accreditations, certificates of need, certificates of exemption, Provider Agreements (as hereinafter defined), approvals, waivers, variances, and certificates used in or relating to the ownership, occupancy or operation of all or any part of the Facilities, including, without limitation, any permit, license or accreditation, certificate of need, certificate of exemption or other approval required under applicable Legal Requirements necessary or advisable for the use of such Facility(ies) for its Business and receipt of reimbursement or other payments under any Third Party Payor Program in which such Facility(ies) participates and for Buyer or Buyer’s designee to continue to rely on any such Authorizations or any Provider Agreements (as hereinafter defined). For purposes of this Agreement, the term “Business” shall mean the business currently conducted at each

Facility. For purposes of this Agreement, the term “Provider Agreements” shall mean any provider agreements under Title XVIII (“Medicare”), Title XIX (“Medicaid”) or any other governmental or quasi-governmental third party payor programs or any private or quasi-private healthcare reimbursement or private payor programs (including so-called “HMO” and “PPO” programs) (collectively, “Third Party Payor Programs”) as well as any other agreement, arrangement, program or understanding with any Governmental Authority or private organization pursuant to which the Facilities qualify for payment or reimbursement for medical or therapeutic care or other goods or services rendered or supplied to any patient.

1.9.                        Excluded Assets.  Notwithstanding anything to the contrary set forth in this Agreement, the Property shall not include and Buyer shall not purchase or assume from Seller any of the following (collectively, the “Excluded Assets”), all of which shall be retained by the Seller:

1.9.1.                        All of Seller’s Accounts (as hereinafter defined) and all “instruments” (as defined in the Uniform Commercial Code in effect in the State of the applicable Property (the “UCC”)), contract rights and “chattel paper” (as defined in the UCC) relating to or arising out of any of Seller’s Accounts and all of Seller’s rights, remedies, security, liens and supporting obligations in, to and in respect of the foregoing, including, without limitation, rights of stoppage in transit, replevin, repossession and reclamation and other rights and remedies of an unpaid vendor, lienor or secured party, guarantees or other contracts of suretyship with respect to Seller’s Accounts, deposits or other security for the obligation of any account debtor, and credit and other insurance;

1.9.2.                        To the extent not listed above, all of Seller’s “deposit accounts” or “securities accounts” (each as defined in the UCC);

1.9.3.                        All of Seller’s cash, cash equivalents, checks and other funds on hand and balances on deposit to the credit of Seller with banking institutions;

1.9.4.                        All of Seller’s vehicles (including any leasehold interests therein);

1.9.5.                        Intentionally omitted.

1.9.6.                        All of Seller’s contracts set forth on Schedule 1.9.6 identified as excluded contracts (the “Excluded Contracts”);

1.9.7.                        Any intangible property as described in Section 197 of the Internal Revenue Code, as amended, or any goodwill or going concern value which could be treated as Class VI or Class VII assets for the purposes of Treasury Regulations Section 1.338-6 (b)(2)(vi) and (vii); and

1.9.8.                        The real property or improvements owned by any Seller set forth on Schedule 1.9.8.

As used herein, the term “Accounts” shall mean, collectively (a) any right to payment of a monetary obligation, whether or not earned by performance (excluding, however, any right to the payment of a monetary obligation arising from any Existing Warranties and any claims or insurance proceeds directly attributable to the Land or the condition of the Improvements located thereon), (b) without duplication, any “account” (as defined in the UCC), any accounts receivable (whether in the form of payments for services rendered or goods sold, rents, license fees or otherwise), any “health-care-insurance receivables” (as defined in the UCC), any “payment intangibles” (as defined in the UCC) and all other rights to payment and/or reimbursement of every kind and description, whether or not earned by performance, (c) solely with respect to the foregoing: all accounts, “general intangibles” (as defined in the UCC), intellectual property (including any trademarks or trade dress), rights, remedies, guarantees, “supporting obligations” (as defined in the UCC), “letter-of-credit rights” (as defined in the UCC) and security interests, all rights of enforcement and collection, all books and records evidencing or related to the foregoing, and (d) all information and data compiled or derived by Seller or to which Seller is entitled in respect of or related to the foregoing. For the avoidance of doubt, Buyer shall not purchase or assume from Seller, and Seller shall not sell or convey to the Buyer, any personal property or intangible property owned by the Operator (“Operator Property”).

2.                                    PURCHASE PRICE.

2.1.                        Escrow and Earnest Money.

2.1.1.                        The transaction contemplated in this Agreement shall be effected through an escrow with Title Company (as hereinafter defined), as established by this Agreement and those certain Commonwealth Land Title Company General Provisions attached hereto as Exhibit B (the “General Provisions”) and any additional instructions required by Title Company and reasonably acceptable to Seller and Buyer.  In the event of any conflict, uncertainty or ambiguity between or in respect of the terms of this Agreement, the General Provisions and the terms of any such additional instructions, the terms of this Agreement shall govern and control.

2.1.2.                        Not later than three business days after the Effective Date, Buyer shall deposit, as its earnest money deposit, an amount equal to 2.5% of the Purchase Price (the “Earnest Money”) to be held by the Title Company pursuant to the joint order escrow of Seller and Buyer pursuant to the terms of the General Provisions.  The Earnest Money shall be held in an interest bearing account and disbursed pursuant to the General Provisions and the terms of this Agreement.  The Earnest Money, together with all interest earned thereon, is herein referred to as the “Deposit.”  The Deposit shall be credited against the Purchase Price at the Closing.  If, pursuant to the terms of this Agreement, all or any portion of the Deposit is required to be disbursed to Seller or Buyer, then each of Seller and Buyer shall promptly issue a written direction to the Title Company to make such disbursement.

2.2.                        Purchase Price.  The total purchase price (the “Purchase Price”) for the Property shall be an amount equal to THREE HUNDRED SEVENTY-EIGHT MILLION SIX HUNDRED THOUSAND FIVE HUNDRED AND NO/100 DOLLARS ($378,600,500.00).

2.3.                        General.  Provided that all conditions precedent to Buyer’s obligations to close that are set forth in Section 8.1 through and including Section 8.17 of this Agreement

(collectively, the “Conditions Precedent”) have been satisfied and fulfilled, or waived in writing by Buyer, the Purchase Price shall be paid by Buyer to Seller at Closing, plus or minus prorations and other adjustments hereunder, by federal wire transfer of immediately available funds.  The portion of the Purchase Price allocated to each Property and the rights set forth in the Option Agreement is set forth on Schedule 2.2 attached hereto and made a part hereof.

3.                                    CLOSING.  The purchase and sale contemplated herein shall be consummated at a closing (“Closing”) to take place through escrow by mutual exchange of original documents.  Subject to Section 19.8, the Closing shall occur prior to the close of business on April 28, 2017, or at such other time as the parties may agree upon in writing (the “Closing Date”).  The Closing shall be effective as of 12:01 A.M. on the Closing Date.  Notwithstanding the foregoing, the risk of loss of all or any portion of the Property shall be borne by Seller up to and including the time of the Closing, and thereafter by Buyer, subject, however, to the terms and conditions of Section 14 below and the terms of the Lease.  For purposes of this Agreement, the term “Effective Date” shall mean the date upon which both parties have executed this Agreement and a fully executed original has been delivered to Buyer.

4.                                    DUE DILIGENCE.

4.1.                        Due Diligence.  Prior to the Effective Date, except for those items described on Schedule 4.1 attached hereto and made a part hereof identified as requests to which Seller has either not responded, or partially responded as of the Effective Date (“Pending Responses”) (the delivery obligations of which are addressed in Section 7.13 below), Seller has delivered to Buyer copies of all of (a) its material Business Records; (b) the Authorizations; (c) the Assigned Contracts; (d) any material reports, studies and materials in the possession or reasonable control of the Seller Representatives (as hereinafter defined); and (e) the other information described on Schedule 4.1 attached hereto and made a part hereof (collectively, the “Documents”) in the possession or reasonable control of the Seller Representatives. “Business Records” means the following maintained by (or on behalf of), issued to or held by (or on behalf of) Seller:  books and records relating to the Facilities or the ownership thereof, including, without limitation, files, invoices, correspondence, studies, reports or summaries relating to any environmental matters, and other books and records relating to the ownership or maintenance of any of the Facilities, surveys, engineering or environmental reports and other studies, investigations or depictions of the Facilities; but excluding books and records (the “Operation Records”) relating to the operation of the Facilities, including forms, accounts, patient records, technical, accounting and procedural manuals, employment records, actuarial studies and other books and records relating to the operation of any of the Facilities.  Business Records and Operation Records do not include memoranda that are subject to attorney-client privilege (“Privileged Memoranda”).  At all times prior to Closing, subject to the terms of the Confidentiality Agreement (hereinafter defined), Buyer shall be entitled to conduct a “Due Diligence Inspection,” which includes the right to, subject to compliance with all Legal Requirements: (i) enter upon the Land and Improvements during regular business hours, on reasonable notice to Seller, to perform inspections and tests of the Land and the Improvements (but no invasive testing of any kind), including, but not limited to, inspections, evaluations and testing of the heating, ventilation and air-conditioning systems and all components thereof (collectively, the “HVAC System”); (ii) examine and copy the Business Records and any and all other books, records, correspondence, financial data, delinquency reports, and all other documents and matters, public or private, maintained by Seller or its agents, and relating to receipts and expenditures pertaining to the Facilities for the three most recent full calendar years and the current calendar year; (iii) make investigations with regard to zoning, environmental, building, code and other Legal Requirements applicable to the Land or the Improvements, including, but not limited to, conducting environmental audits, investigations and studies of the Land and the Improvements, provided however, no invasive testing is permitted; (iv) make or obtain market studies and real estate tax analyses; (v) review any and all notices, filings, reports, correspondence and other documents pertaining to the Facilities to and from the Health Departments and/or any other Governmental Authorities of each of the states where the Facilities are located which have jurisdiction over the licensing, ownership and/or operation of the Facilities as behavioral health facilities; (vi) interview or contact (1) any contractors providing services to the Facility, and (2) any Seller Representatives; and (vii) conduct a review of the effectiveness of Seller’s and Operator’s compliance functions, as well as the regulatory risks arising from the operation of the Facilities.  For purposes of this Agreement, the term “Governmental Authority” shall mean any court, board, agency, commission, bureau, office or authority or any governmental unit (federal, state, county, district, local, municipal, city or otherwise) or any other governmental, quasi-governmental or regulatory authority, and any regulatory, administrative or other subdivision, department or branch of the foregoing, whether now or hereafter in existence, including, without limitation, any nationally recognized stock exchange, state licensing agency or any accreditation agency.  For the avoidance of doubt, the term “Governmental Authority” expressly includes departments of health and/or any governmental, quasi-governmental or regulatory authorities of each of the states where the Facilities are located which have jurisdiction over the licensing, ownership and/or operations of the Facilities as behavioral health facilities (collectively, “Health Departments”).  No entry permitted under this Agreement may unreasonably interfere with patients, patient care or the business conducted at the Facilities.  Buyer acknowledges that Seller and/or Operator may be subject to the provisions of the Health Insurance Portability and Accountability Act of 1996 and related regulations (“HIPAA”), and that HIPAA may require Seller and/or Operator to ensure the safety and confidentiality of patient medical records.  Buyer further acknowledges that, in order for Seller and/or Operator to comply with HIPAA, Seller and/or Operator must restrict access to the portions of the Facilities where patient medical records are kept or stored. Seller agrees that, except when accompanied by an authorized representative of Seller and/or Operator, neither Buyer nor its employees, agents, representatives or contractors shall be permitted to enter those areas of the Facilities properly designated by Seller and/or Operator as locations where patient medical records are kept and/or stored.

4.2.                        Damage Related to Due Diligence Inspection.  Buyer shall defend, indemnify and hold harmless Seller or any Seller Indemnified Parties (on a joint and several basis) from and against any and all Losses (as hereinafter defined) that may be suffered or incurred by or asserted or awarded against Seller or any Seller Indemnified Party, in each case arising out of, or in connection with the Due Diligence Inspection and any and all actions, suits, litigation, arbitrations, procedures, investigations, or claims arising out of any of the foregoing even though such actions, suits, litigation, arbitrations, procedures, investigations or claims have not been filed or have not come to light until after Closing except (i) to the extent arising out of Buyer’s or its agents’ discovery of a pre-existing condition on the Property so long as such condition was not exacerbated by Buyer or its agents, or (ii) to the extent caused by Seller’s gross negligence or willful misconduct. Upon Seller’s request, Buyer shall provide Seller with evidence of Buyer’s liability insurance. Buyer’s obligations under this Section will survive Closing or earlier termination.

5.                                    TITLE AND SURVEY MATTERS AS IS, WHERE IS, AND WITH ALL FAULTS.

5.1.                        Title.  Seller has heretofore delivered, at Seller’s sole cost and expense,  a commitment or commitments (collectively, the “Title Commitment”), issued by Commonwealth Land Title Insurance Company (the “Title Company”), and ordered from the National Commercial Services office of the Title Company in Los Angeles, California, for an owner’s title insurance policy or policies, 2006 ALTA Policy Form, for each Facility, in the full amount of the Purchase Price showing the applicable Seller as the fee simple owner of the applicable Land and the Improvements, subject to matters of record and in the standard form issued by the Title Company, and including legible copies of all items listed as title exceptions on the Title Commitment.  “Title Policy” shall mean, collectively, an ALTA 2006 Form of Owner’s Policy of Title Insurance with respect to each Facility insuring Buyer or Buyer’s designee as the fee simple owner of the applicable Land and Improvements, subject to Permitted Exceptions in the forms attached hereto as Exhibits D-1, D-2, D-3, D-4, D-5, and  D-6 (each such attached form of Title Policy, a “Pro Forma”, and collectively, the “Pro Formas”). For purposes of this Agreement, the term, “Permitted Exceptions,” shall mean (i) all liens, claims, encumbrances, restrictions, covenants, conditions, matters or exceptions to title that are set forth as Schedule B exceptions in the Pro Formas; (ii) the Lease and the rights of Tenant under the Lease; and (iii) matters created by acts of Buyer and those claiming by, through or under Buyer.

5.2.                        Survey.  Seller has heretofore delivered, at Seller’s sole cost and expense,  ALTA/NSPS land title surveys of all of the Land and the Improvements (collectively, the “Surveys”), prepared by surveyors duly registered in the State in which the various Facilities are located.  The Surveys shall be certified as of a date within six months of the Closing by said surveyors as having been prepared in accordance with the most currently available minimum detail and classification requirements of the land survey standards of the American Land Title Association and National Society of Professional Surveyors and shall satisfy those certain survey requirements as set forth on Exhibit E attached hereto and made a part hereof.

5.3.                        UCC Searches; Zoning Reports.  Buyer may elect to obtain, at Buyer’s cost, state and local UCC searches, fixture searches, federal and state tax liens searches, local and federal litigation searches, judgment liens searches and bankruptcy searches with respect to any or all of the Seller Related Parties (as hereinafter defined) and such other persons or entities as Buyer deems appropriate in such jurisdictions as Buyer deems necessary and appropriate (collectively, the “Search Reports”).  Seller has heretofore delivered, at Seller’s sole cost and expense,  a zoning report from Bock & Clark Zoning, for each Facility (and the other applicable portions of the Property associated with each Facility) (the “Zoning Reports”).

5.4.                        Liquidated Items and Cure.  At or prior to Closing, and subject to Buyer’s responsibility to pay the premium rate described in Section 13, Seller shall be unconditionally obligated to cure and remove the following matters (collectively, the “Liquidated Items”), whether described in the Title Commitment, the underlying documents of record described in the Title Commitment, the Surveys, the Search Reports or the Zoning

Reports (collectively, the “Title Evidence”) or first arising or first disclosed by the Title Company (or otherwise) to Buyer  and Seller after the effective date of the Title Commitment, and whether or not raised in a Pro Forma:  (a) liens securing or evidencing a mortgage, deed of trust or trust deed or any financing statement or fixture filing affecting a Facility; (b) any lien that appears in the Title Evidence, covenant, easement or restriction arising as a result of, due to, or because of, any willful or intentional act of any or all of Seller, Operator, any other Seller Related Party, their respective affiliates, members, partners, shareholders, officers, directors, employees, agents or duly authorized managing agent, and each of the respective members, partners or shareholders of the foregoing (all of the foregoing, including, without limitation, Seller and Operator, collectively, the “Seller Representatives”), which occurs after the earlier of (i) the effective date of the applicable item of Title Evidence and (ii) the Effective Date, and which is not otherwise consented to or waived by Buyer in its sole discretion; (c) judgment liens against Seller or Operator; (d) tax liens or real estate taxes and assessments that are delinquent; (e) broker’s liens; and (f) any mechanics liens relating to the Property that are based upon a written agreement between either (A) the claimant and any or all of Seller, Operator or any of the other Seller Representatives, or (B) the claimant and any other contractor, supplier or materialman with which any or all of Seller, Operator or any of the other Seller Representatives has a written agreement.  At or prior to Closing, such Liquidated Items shall be cured or removed (by endorsement or otherwise in form and substance reasonably acceptable to Buyer) from the Title Policy by Seller or otherwise waived by the Title Company and removed from the Title Policy issued at Closing.  Notwithstanding anything to the contrary set forth herein, if, at or prior to Closing, Seller fails to so cure and remove (or insure over, in a form and substance reasonably acceptable to Buyer, or otherwise cause the Title Company to waive) all Liquidated Items, then Buyer may, in its sole discretion, elect to (1) terminate this Agreement by delivering written notice thereof to Seller on or prior to the Closing, in which event the provisions of Section 19.12 governing a permitted termination by Buyer shall apply; or (2) proceed to Closing with title to the Land and the Improvements as it then is, with the right to deduct from the Purchase Price a sum equal to the aggregate amount determined by the Title Company necessary to insure over, cure, or remove (by endorsement or otherwise, in form and substance reasonably acceptable to Buyer) the Liquidated Items that Seller has failed to cure and remove.

5.5.                        AS IS, WHERE IS, AND WITH ALL FAULTS.  Except as is otherwise expressly set forth in this Agreement or the Deeds (hereinafter defined), Buyer is expressly purchasing the Property (for the bargained for Purchase Price) in its existing condition “AS IS, WHERE IS, AND WITH ALL FAULTS,” without express or implied warranties of merchantability or fitness for a particular purpose, with respect to all facts, circumstances, conditions and defects, and, except as is expressly set forth in this Agreement or the Deeds to the contrary, Seller has no obligation to determine or correct any such facts, circumstances, conditions or defects or to compensate Buyer for same.  Buyer has undertaken all such investigations of the Property, Legal Requirements, rights, facts, the Lease and violations as Buyer deems necessary or appropriate under the circumstances as to the status of the Property, and based upon same, except as is otherwise expressly set forth in this Agreement or the Deeds, Buyer has the responsibility and will be relying strictly and solely upon such inspections and examinations and the advice and counsel of its own consultants, agents, legal counsel and officers and Buyer is and will be fully satisfied that the Purchase Price is fair and adequate consideration for the Property and, by reason of all the foregoing but subject to the representations, warranties and covenants (including the indemnities) set forth in this Agreement and the Deeds, as of the Closing, Buyer assumes the full risk of any loss or damage (subject only to Section 14 hereof) occasioned by any fact, circumstance, condition or defect pertaining to the Property. For the avoidance of doubt, the terms of this Section 5.5 shall in no way alter, minimize, negate or otherwise affect (a) Seller’s responsibility for the Excluded Liabilities, (b) any of the Seller’s representations, warranties or covenants (including the indemnities) set forth in this Agreement or the Deeds, or (c) any of the Tenant’s representations, warranties or covenants (including the indemnities) under the Lease.

6.                                    REPRESENTATIONS AND WARRANTIES.

6.1.                        Seller Representations and Warranties. Each Seller represents and warrants to Buyer that the following matters are true as of the Effective Date and shall be true as of the Closing Date:

6.1.1.                        Ownership.  The applicable Seller is the owner in fee simple of the Property, subject to matters of record, identified as being owned by such Seller on Schedule 6.1.1 attached hereto and made a part hereof. No equipment that relates to the real property, Improvements or fixtures is owned by the Operator. The Property and the Operator Property includes all real and personal property necessary to operate the Facilities (and which is being used to operate the Facilities) for its Primary Intended Use (and for any other current use or operation, or ancillary use or operation, of the Facilities or any portion thereof). For purposes of this Agreement, the term “Primary Intended Use” shall mean, with respect to each Facility, the type of health care facility currently operated at such Facility as set forth on Schedule 6.1.1, with no less than the number of beds set forth on Schedule 6.1.1.

6.1.2.                        Documents.  Except for the Pending Responses, Seller has delivered (or caused to be delivered) to Buyer true, correct and complete in all material respects copies of all of the Documents in the possession or reasonable control of the Seller Representatives.  As of the date that is seven days after the Effective Date, Seller shall have delivered (or caused to be delivered) to Buyer true, correct and complete in all material respects copies of all of the Documents in the possession or reasonable control of the Seller Representatives.  None of the events, circumstances, facts, liabilities, or other matters or things described in the contents, information or materials of any Pending Response, individually or in the aggregate, have had, nor are they reasonably likely to have, a Material Adverse Effect.  The Privileged Memoranda do not contain information that would be material to the decision of a reasonable purchaser of the Property. For the purposes of this Agreement, the term “Material Adverse Effect” shall mean (i) a material adverse effect on Seller, Operator, the Business or a Facility, (ii) an occurrence or event reasonably likely to lead to the reduction, limitation, non-renewal, revocation or loss of any material Authorization affecting a Facility, (iii) a reduction in the bed capacity or change in the type or category of any licensed beds at a Facility, or (iv) except with respect to the one current wage and hour class action lawsuit pending against an Operator or Affiliate in California, an uninsured loss or liability incurred by Seller or Operator which is greater than fifteen percent (15%) of the then-projected annual minimum rent for a Facility.

6.1.3.      Lease Provisions Incorporated by Reference.

(a)        The representations (but not any covenants) of the Operator in Section 7.1 (Execution, Authorization and Organization) and Section 7.10 (Organizational Structure) of the Lease (such representations and warranties as incorporated herein and made by Seller, the “Fundamental Operator Representations”) are true and correct and hereby are made by Seller with respect to the Operator, mutatis mutandis, as if: (i) the Lease were in full force and effect; and (ii) such Fundamental Operator Representations were fully set forth and restated herein.

(b)        The representations of the Operator (but not any covenants) in Section 7.4 (Adverse Matters), Section 7.6 (Authorizations and Facility Provider Agreements), Section 7.7 (Billing and Claims Processing), Section 7.8 (Unlawful Incentive) and Section 7.9 (Compliance Program) of the Lease, and the factual statements included in covenants of the Operator in Section 5.6.1 of the Lease (such representations and warranties as incorporated herein and made by Seller, the “Extended Operator Representations”) are true and correct and hereby are made as representations and warranties (and not as covenants) by Seller with respect to the Operator, mutatis mutandis, as if: (i) the Lease were in full force and effect; and (ii) such Extended Operator Representations were fully set forth and restated herein.

(c)        The representations of the Operator in Section 7.3 (Reports and Statements) of the Lease (but excluding any covenants therein, the “Business Operator Representations”) are true and correct and hereby are made by Seller with respect to the Operator, mutatis mutandis, as if: (i) the Lease were in full force and effect; and (ii) such Business Operator Representations were fully set forth and restated herein.

6.1.4.      Seller Contracts.  Seller is not party to any material contract of any kind other than the Assigned Contracts and the Excluded Contracts. The Assigned Contracts and the Excluded Contracts are identified on Schedule 1.9.6. Operator is party to all contracts necessary to operate the Business and Facilities (the “Operator Contracts”). No contract that relates to the real property, Improvements or fixtures is held by any entity other than Seller or Operator. Operator is not a party to any contract that relates to the real property, Improvements or fixtures other than landscaping, routine maintenance and comparable service contracts. Each Seller has performed in all material respects all obligations to be performed by it under the Assigned Contracts and the Excluded Contracts. Each Operator has performed in all material respects all obligations to be performed by it under the Operator Contracts. No Operator has received any written notice alleging that any Operator is in default under any Operator Contract, nor to the best of Seller’s knowledge, does there exist any default under, or grounds for revocation, suspension or restriction of, any Operator Contract. No Seller has received any written notice alleging that any Seller is in default under any Assigned Contract, nor to the best of Seller’s knowledge, does there exist any default under, or grounds for revocation, suspension or restriction of, any Assigned Contract. Except as set forth on Schedule 6.1.4, there are, to Seller’s knowledge, no existing disputes between Seller, on the one hand, and any other party to an Assigned Contract, on the other hand, nor, to Seller’s knowledge, is any other party to the Assigned Contracts in default of its obligations in any material respect. Except as set forth on Schedule 6.1.4, there are, to Seller’s knowledge, no existing disputes between Operator, on the one hand, and any other party to an Operator Contract, on the other hand, nor, to Seller’s knowledge, is any other party to the Operator Contracts in default of its obligations in any material respect. Seller has delivered to Buyer as part of the Documents true, correct and complete copies of the Assigned Contracts. Except for obtaining the prior consent to the assignment of those Assigned Contracts that are not assignable without the prior consent of the other party to such Assigned Contract, the consummation of the transactions described in this Agreement will not cause a material default under any Assigned Contract or any material Operator Contract.

6.1.5.      Physical Condition.  Except as set forth on Schedule 6.1.5, to Seller’s knowledge: (i) the Improvements contain no material structural defects or deficiencies and are in good order and repair, (ii) the Land and the Improvements are free of insect and rodent infestation, (iii) the roofs of the Improvements are free of leaks or other defects, (iv) all mechanical and utility systems servicing the Improvements (including, but not limited to, HVAC Systems) are in good condition and proper working order, free of material defects and are in compliance with all applicable Legal Requirements; and (v) the Improvements are free of toxic mold or other mold requiring cleanup or abatement under applicable Environmental Laws.  To Seller’s knowledge, all of the Personal Property and the Operator Property is in good condition, working order and repair.

6.1.6.      Utilities.  Except as set forth on Schedule 6.1.6, all water, sewer, gas, electric, telephone, drainage and other utility equipment, facilities and services required by Legal Requirements or necessary for the operation of the Facilities (i) are installed and connected pursuant to valid permits, (ii) are adequate to service the Facilities, and (iii) are in good operating condition.  No Seller has received any written notice advising or alleging of the existence of any fact or condition that would or could result in the termination or material impairment of the furnishing of service to the Facilities of water, sewer, gas, electric, telephone, drainage or other such utility services.

6.1.7.      Employees.  Seller has no employees at the Facilities.

6.1.8.      Compliance with Legal Requirements.  Except as set forth on Schedule 6.1.8, the Property is in compliance with all applicable federal, state, county, district, local, municipal and city (and any other) statutes, laws, rules, orders, regulations, constitutions, notices, guidelines, ordinances, principles of common law, judgments, decrees, injunctions, zoning ordinances and building codes and other restrictions of any Governmental Authority (collectively, “Legal Requirements”) in all material respects.  No Seller has received any written notice from any Governmental Authority or third party alleging violations at any Property of any Legal Requirement.

6.1.9.      Litigation.  Except as disclosed on Schedule 6.1.9 attached hereto and made a part hereof, there are no pending or, to Seller’s knowledge, threatened, judicial, municipal or administrative proceedings or investigations (by or with any person, patient or Governmental Authority (including, without limitation, any Health Department) affecting the Property or Operator Property, or in which any Seller Representative is or will be a party by reason of such Seller Representative’s ownership or operation of the Property or Operator Property (or any portion thereof), involving: (i) collections, (ii) personal injuries or property damage alleged to have occurred on the Land or the Improvements or by reason of the condition, use of, or operations on, the Land or the Improvements that are uninsured or will have a Material Adverse Effect; (iii) condemnation; (iv), eminent domain; (v) alleged building code or environmental or zoning violations; or (vi) qui tam litigation. Except with respect to the one current wage and hour class action lawsuit pending against an Operator or Affiliate in California, there is no pending, or to Seller’s knowledge, threatened, litigation, proceeding or investigation affecting Seller, Operator, Property or Operator Property, that if determined or resolved would be uninsured or have a Material Adverse Effect on Seller or Operator. To the best of Seller’s knowledge, no attachments, execution proceedings, assignments for the benefit of creditors, insolvency, bankruptcy, reorganization or other proceedings are pending or, to Seller’s knowledge, threatened against any Seller or Operator nor are any of such proceedings contemplated by any Seller or Operator.

6.1.10.    Insurance.  Seller and Operator now have in full force and effect the insurance coverages relating to each Property and the Operator Property described on Exhibit G attached hereto and made a part hereof (the “Insurance Policies”), and Seller has delivered to Buyer evidence of said Insurance Policies.  Neither Seller nor Operator has received written notice of termination, non-renewal or denied claims with respect to the Insurance Policies.  Exhibit G may be updated by the parties prior to the Closing Date, to reflect renewals or replacements of the current insurance policies as of the Effective Date, so long as such renewals or replacements either (i) contain substantially the same coverages as the existing policies and are otherwise approved by Buyer, which approval shall not be unreasonably withheld, conditioned or delayed, or (ii) comply with the insurance requirements set forth in the Lease.  All premiums due and payable under the Insurance Policies have been paid in full by Seller or Operator, as applicable. Except as provided on Schedule 6.1.10, neither Seller nor Operator has incurred any material loss covered by insurance for which it has not properly asserted a claim pursuant to the applicable Insurance Policy. The Property is insured in amounts no less than is required by Legal Requirements or any contract to which Seller or Operator is a party. The Property is, and has been, insured to its full replacement cost with no provision for deduction for depreciation. Except as provided on Schedule 6.1.10, no Seller or Operator received any written notice from any insurance carrier alleging any defects or inadequacies with respect to any Property or Operator Property that, if not corrected, would result in termination of insurance coverage or increase in the normal and customary cost of any or all of the Insurance Policies.

6.1.11.    Financial Information, Absence of Any Undisclosed Liabilities.

(a)        Financial Information.  The Operating Statements and the Financial Statements delivered by Seller and Operator to Buyer are true, correct and complete copies thereof and represent all of the Operating Statements and Financial Statements (or similar statements or reports) prepared and relied upon by any Seller and Operator in the conduct of their respective business with respect to the periods covered therein.  The Operating Statements and the Financial Statements accurately set forth in all material respect the results of the operations of the Facilities for the periods covered.  The Financial Statements have been prepared in accordance with Generally Accepted Accounting Principles consistently applied during the periods described therein, and fairly present the assets and liabilities and the results from operations of the Facilities.  There has been no change in the financial conditions or operation of the Facilities since the periods covered by the Operating Statements and the Financial Statements which would constitute a Material Adverse Effect.  Neither Seller nor Operator has any liabilities or obligations, and there is no valid basis for any assertion against Seller or Operator of any liability or obligations, except those liabilities or obligations which are (a) reflected or adequately reserved against in the Financial Statements (b) disclosed in this Agreement or in the schedules hereto, or (c) incurred in the ordinary course of business materially consistent with past practice from and after the date of the last Operating Statement.  For purposes of this Agreement, “Financial Statements” means the audited consolidated financial statements of Signature Healthcare Services, LLC for the fiscal years ended December 31, 2014 and 2015. “Operating Statements” means the unaudited income statements for the most recent twenty-four months prior to the Effective Date for each Seller and Operator, individually.

(b)        Absence of Certain Changes.  Since  February 28, 2017, Seller and/or Operator have operated the Facilities in the ordinary course, materially consistent with past practice, and Seller and Operator have not:  (i) suffered any change or any event, occurrence, development or state of circumstances or facts which has had or could reasonably be expected to result in a Material Adverse Effect; (ii) incurred, assumed or guaranteed any indebtedness for money borrowed, or incurred any liabilities or obligations other than in the ordinary course of business; (iii) paid, discharged or satisfied any claim, lien or liability, other than those: (a) which were reflected or reserved against in the Financial Statements, and which will be paid, discharged or satisfied in the ordinary course of business consistent with past practice or (b) which were incurred and paid, discharged or satisfied since the date of the last applicable Financial Statement in the ordinary course of business consistent with past practice; (iv) written down the value of any inventory, or written off as uncollectible any notes, accounts or other receivables or any portion thereof, except in the ordinary course of business consistent with past practice; (v) leased or acquired any capital asset other than in the ordinary course of business; or (vi) agreed to, or made any commitment to, do any of the foregoing.

6.1.12.    Re-Zoning.  No Seller is a party to any, nor, to Seller’s knowledge, is there any threatened, proceeding for the rezoning of the Land or the Improvements or any portion thereof, or the taking of any other action by Governmental Authorities that would have a Material Adverse Effect.

6.1.13.    Seller; Authority.  Schedule 6.1.13 attached hereto and made a part hereof sets forth a true, correct and complete list of all of the individuals and entities that (i) are affiliated with, controlled by, or under common control with (either directly or indirectly) each Seller; (ii) have an interest (either directly or indirectly) in the Property (including, without limitation, Operator); (iii) are guarantors, affiliated management companies, or general partners (or managing members, as applicable) of each Seller; and (iv) are holders of controlling interests in any of the foregoing entities (collectively, “Seller Related Parties”).  Schedule 6.1.13 also sets forth the corporate organizational chart of Seller and the Operators (including Operator).  The execution and delivery of this Agreement by Seller, and the performance of this Agreement by Seller, have been duly authorized by Seller, and this Agreement is binding on Seller and enforceable against Seller in accordance with its terms.  Each of the persons executing and delivering this Agreement on behalf of Seller is authorized to do so.  Except as set forth on Schedule 6.1.13, no consent of any creditor, investor, judicial or administrative body, Health Department or other Governmental Authority, or other party is required to or for such execution, delivery and performance by Seller.  Except as set forth on Schedule 6.1.13, no filings or registrations are required for such execution, delivery and performance by Seller and Operator.  Neither the execution of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any breach of, or default under, or acceleration of, any material agreement to which Seller is a party or by which Seller or the Property is bound; or (ii) violate in any material respect any Legal Requirement, or violate any Authorization, agreement or any other restriction, court order, or other legal obligation to which Seller and/or any Property is subject.

6.1.14.    Real Estate Taxes.  No Seller has received any written notice of any proposed increase in the assessed valuation of the Land or the Improvements.  Except as described in Schedule 6.1.14, there is not now pending and Seller agrees that it will not (and will not permit any other Seller Representative to), without the prior written consent of Buyer (which consent will not be unreasonably withheld or delayed), institute prior to the Closing Date, any proceeding or application for a reduction in the real estate tax assessment of the Land or the Improvements or any other relief for any tax year.  Except as set forth on Schedule 6.1.14, there are no outstanding written agreements with attorneys or consultants with respect to real estate taxes that will be binding on Buyer or any Property after the Closing.  Other than the amounts disclosed by the tax bills (delivered as part of the Documents) and the Title Commitment, Seller has received no written notice that any special assessments of any kind (special, bond or otherwise) are or have been levied against any Property, or any portion thereof, that are not delinquent, and, to the knowledge of Seller, none will be levied prior to Closing.

6.1.15.    No Indebtedness. Except as set forth on Schedule 6.1.15, neither Seller no Operator have any Indebtedness. “Indebtedness” means, without duplication, any of the following: (i) indebtedness for borrowed money (including any principal, premium, accrued and unpaid interest, related expenses, prepayment penalties, commitment and other fees, sale or liquidity participation amounts, reimbursements, indemnities and all other amounts payable in connection therewith), (ii) all liabilities evidenced by bonds, debentures, notes, or other similar instruments or debt securities, (iii) the outstanding amount of any commitment by which such person assures a creditor against loss (including contingent reimbursement obligations with respect to bankers acceptances, fidelity bonds, surety bonds, performance bonds and letters of creditor), in each case, to the extent drawn, (iv) all liabilities to pay the deferred purchase price of property or services (including deferred rent) other than those trade payables incurred in the ordinary course of business, (v) all liabilities arising from cash/book overdrafts, (vi) all liabilities under any lease which has been under GAAP recorded as a capital lease, (vii) all liabilities of the Seller or Operator under conditional sale or other title retention agreements, (viii) all liabilities of the Seller or Operator arising out of interest rate and currency swap arrangements and any other arrangements designed to provide protection against fluctuations in interest or currency rates, to the extent payable if terminated, (ix) any deferred purchase price liabilities related to past acquisitions (including the maximum amount of any earn-outs), and (x) all indebtedness of others guaranteed or secured by any lien or security interest on the assets of the Seller or Operator.

6.1.16.    Operator Matters.  Operator is not party to a Corporate Integrity Agreement. Except for limitations imposed generally by the Legal Requirements or on the face of an Authorization, Seller has not received written notice of any suspension, ban or limitation upon the admission of patients to any Facility by any Governmental Authority having jurisdiction over the licensure or certification of such Facility. Except as set forth in Schedule 6.1.16, each Operator has paid all known and undisputed refunds, overpayments, discounts and adjustments due with respect to any cost report or billing.

6.1.17.    United States Person.  Each Seller and Operator is a “United States Person” within the meaning of Section 1445(f)(3) of the Internal Revenue Code of 1986, as amended, and shall execute and deliver an “Entity Transfer Certificate” at Closing in accordance with Section 10.14 below.

6.1.18.    Intentionally Omitted.

6.1.19.    Authorizations.  Except as set forth on Schedule 6.1.19, Seller holds no Authorizations.

6.1.20.    Condemnation.  Seller has not received any written notice advising it of any pending or threatened condemnation or other governmental taking proceedings affecting all or any part of the Land or the Improvements.

6.1.21.    Agreement of Sale.  Except for this Agreement, no Seller or Operator is party to any agreement, arrangement or understanding (formal or informal, conditional or otherwise) for:  (i) the sale, transfer, or conveyance of all or any portion of the Property or Seller (or any assets of Seller and/or Operator other than in the ordinary course); or (ii) the financing of the Property, the Operator Property or Seller.

6.1.22.    Environmental Matters.  Except as described on Schedule 6.1.22 attached hereto, to Seller’s knowledge:

(a)        No Violations.  The Land and the Improvements have been and continue to be owned and operated in compliance with all Environmental Laws (as hereinafter defined) in all material respects.  There have been no past written claims, complaints, notices, correspondence or requests for information received by Seller with respect to any violation or alleged violation of any Environmental Law, any releases of Hazardous Substances (as hereinafter defined) or with respect to any corrective or remedial action for or cleanup of the Land or the Improvements or any portion thereof.

(b)        Hazardous Substances.  Seller has not transported, disposed of or treated, or arranged for the transportation, disposal or treatment of, any Hazardous Substances to or from the Land or the Improvements.  No written notification of a release or discharge of a Hazardous Substance has been filed by or on behalf of, or received by Seller with respect to any of the Land or the Improvements and none of the Land or the Improvements are listed or proposed for listing, on the National Priorities List promulgated pursuant to CERCLA or on any similar state list of sites requiring investigation or clean-up.

(c)        Underground Storage Tanks.  There are no underground storage tanks at, in, under or about the Land.  Seller has not removed any underground storage tank from the Land or the Improvements.

(d)       Asbestos and Polychlorinated Biphenyls.  There is no friable or damaged asbestos, polychlorinated biphenyls or urea formaldehyde present at the Land or the Improvements, nor have any of the foregoing been removed by Seller from the Land or the Improvements.

(e)        Liens.  There are no environmental liens on any of the Land or Improvements, and no governmental actions have been taken or are in process that could subject any of the Land or Improvements to such liens.

(f)        Notices.  No written notice, notification, demand, request for information, citation, summons or order has been issued, no complaint has been filed, no penalty has been assessed and no investigation or review is pending or threatened by any Governmental Authority or other person with respect to any actual or alleged violation by Seller, Operator or their respective Affiliates of any Environmental Law in connection with the Land or the Improvements or the conduct of business thereon.

(g)        Definitions.  For purposes of this Agreement, “Environmental Laws” shall mean:  all applicable federal, state, county, district, local, municipal and city statutes, regulations, directives, ordinances, rules, policies, guidelines, court orders, decrees, arbitration awards and the common law, which pertain to environmental matters, contamination of any type whatsoever or health and safety matters, as such have been amended, modified or supplemented from time to time (including all present and future amendments thereto and re-authorizations thereof).  For purposes of this Agreement, “Hazardous Substances” shall mean: any chemical, pollutant, mold, contaminant, pesticide, petroleum or petroleum product or by product, radioactive substance, hazardous waste (solid, hazardous or extremely hazardous), special, dangerous or toxic waste, substance, chemical or material regulated, listed, limited or prohibited under any Environmental Law.  For purposes of this Agreement, “Environmental Liabilities” shall mean: any and all Losses (as hereinafter defined) and other liabilities arising in connection with or in any way relating to the Property, the Operator Property, or the use, operation or ownership of the Property and/or the Operator Property by Seller, whether vested or unvested, contingent or fixed, actual or potential, that (i) arise under or relate to Environmental Laws, Hazardous Substances, or arise in connection with or relate to any matter disclosed or required to be disclosed in Schedule 6.1.22 attached hereto and (ii) arise from or relate in any way to actions occurring or conditions existing prior to the Closing Date.  Schedule 6.1.22 sets forth an accurate and complete description of all Environmental Liabilities known to Seller as of the Effective Date.

6.1.23.    Patriot Act.  Seller hereby represents and warrants that Seller and Seller’s direct or indirect owners that have or will have an interest in the transaction contemplated by this Agreement or in any property that is the subject matter of this Agreement or will participate, in any manner whatsoever, in the purchase of the Property, is:

(a)        not a “blocked” person listed in the Annex to Executive Order Nos. 12947, 13099 and 13224 (the “Annex”); and

(b)        in full compliance with the requirements of the USA Patriot Act of 2001, 107 Public Law 56 (October 26, 2001) (as may be amended, modified or supplemented, the

“Patriot Act”) and in other statutes and all orders, rules and regulations of the United States government and its various executive departments, agencies and offices related to the subject matter of the Patriot Act, including, but not limited to, Executive Order 13224 effective September 24, 2001 (the “Patriot Rules”) and all other requirements contained in the rules and regulations of the Office of Foreign Assets Control, Department of the Treasury.

In the event Seller receives any written notice that Seller or a Seller direct or indirect owner has become listed on the Annex or any other list promulgated under the Patriot Rules or indicted, arraigned, or custodially detained on charges involving money laundering or predicate crimes to money laundering, Seller shall immediately notify Buyer.

6.1.24.    Intentionally Omitted.

6.1.25.     Title Matters.  (i) Seller has not received any written notice from any Governmental Authority or any third party under any Title Encumbrance (as hereinafter defined), alleging that any Seller is in default under, or has failed to timely satisfy any of its obligations under, any easement, covenant, restriction or other document (a) recorded against the Property (or any portion thereof) and (b) to which the Property (or any portion thereof) will be subject following Buyer’s acquisition of the Property (collectively, “Title Encumbrances”); (ii) Seller has not received any written notice that any Seller has failed to timely and properly performed (or caused to be performed) or otherwise satisfied (or caused to be satisfied) all obligations, of any nature, imposed on such Seller under any Title Encumbrances; (iii) no Seller has granted to, and for the benefit of, any third party any easement, covenant, restriction, right of offer or refusal to purchase or comparable right that (a) encumbers the Property (or any portion thereof) and (b) is not evidenced by a document recorded against the Property (or any portion thereof).

6.1.26.    ERISA.  No Seller is, nor is any Seller acting on behalf of:  (i) an “employee benefit plan” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”); (ii) a “plan” within the meaning of Section 4975 of the Internal Revenue Code of 1986, as amended; or (iii) an entity deemed to hold “plan assets” within the meaning of 29 C.F.R. §2510.3-101 of any such employee benefit plan or plans.

6.1.27.    Organization.  Each Seller is duly incorporated, formed or organized, existing and in good standing under the laws of its state of incorporation, formation or organization.

6.1.28.    Taxes.  Each Seller and Operator has timely filed or will timely file all tax returns required to be filed before the Closing Date.  All such tax returns were or will be (when filed) complete and accurate and prepared in compliance with all applicable Legal Requirements.  All taxes payable by Seller or Operator or otherwise on account of the Business, whether or not shown on any tax return, have been or will be paid in full prior to delinquency.  Except as set forth in Schedule 6.1.28, no Seller or Operator is a beneficiary of any extension of time within which to file any tax return.  No audits or other proceedings are ongoing or, to Seller’s knowledge, threatened with respect to any taxes of a Seller or Operator.

6.1.29.    Seller’s Knowledge. For the purposes of this Agreement, the term “knowledge of the Seller” and similar phrases shall refer to the actual knowledge on the relevant dates (and not constructive knowledge) of Soon K. Kim, Blair Stam, Rob Tyler, Laura Sanders, Hana Attar, and the individuals at each Operator and Facility holding the positions of chief executive officer, chief operating officer, chief financial officer and facilities manager (or equivalent positions), if any (the “Seller Designated Persons”), after reasonable inquiry reasonably executed by such Seller Designated Persons.

6.2.      Buyer’s Representations and Warranties.  Buyer represents and warrants to Seller that the following matters are true as of the Effective Date and shall be true as of the Closing Date:

6.2.1.      Organization.  Each Buyer is duly incorporated, formed or organized, existing and in good standing under the laws of its state of incorporation, formation or organization.

6.2.2.      Authority; No Conflict.     The execution and delivery of this Agreement by Buyer, and the performance of this Agreement by Buyer, have been duly authorized by Buyer, and this Agreement is binding on Buyer and enforceable against Buyer in accordance with its terms.  Each of the persons executing and delivering this Agreement on behalf of Buyer is authorized to do so.  Other than as identified by Seller on Schedule 6.1.13 and except as set forth on Schedule 6.2.2, no consent of any creditor, investor, judicial or administrative body, Health Department or other Governmental Authority, or other party is required to or for such execution, delivery and performance by Buyer.  Other than as identified by Seller on Schedule 6.1.13 and except as set forth on Schedule 6.2.2, no filings or registrations are required for such execution, delivery and performance by Buyer.  Neither the execution of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any breach of, or default under, or acceleration of, any material agreement to which Buyer is a party or by which Buyer is bound; or (ii) violate in any material respect any Legal Requirement, or violate any Authorization, agreement or any other restriction, court order, or other legal obligation to which Buyer is subject.

6.2.3.      Litigation.  There is no pending, or to Buyer’s knowledge, threatened, litigation, proceeding or investigation that if determined or resolved would have a material adverse effect on the Buyer’s ability to consummate the transactions contemplated by this Agreement. To Buyer’s knowledge no attachments, execution proceedings, assignments for the benefit of creditors, insolvency, bankruptcy, reorganization or other proceedings are pending or, to Buyer’s knowledge, threatened against any Buyer nor are any of such proceedings contemplated by any Buyer.

6.2.4.      Confidentiality Agreement.  Neither Buyer nor any of Buyer’s Affiliates has disclosed any Tenant Confidential Information (as such term is defined in the Lease) to any Direct Competitor (as such term is defined in the Lease).

6.2.5.      Patriot Act.  Buyer hereby represents and warrants that Buyer and Buyer’s affiliates that have or will have an interest in the transaction contemplated by this

Agreement or in any property that is the subject matter of this Agreement or will participate, in any manner whatsoever, in the purchase of the Property, is:

(a)        not a “blocked” person listed in the Annex; and

(b)        in full compliance with the requirements of the Patriot Act and in other statutes and all orders, rules and regulations of the United States government and its various executive departments, agencies and offices related to the subject matter of the Patriot Rules and all other requirements contained in the rules and regulations of the Office of Foreign Assets Control, Department of the Treasury.

In the event Buyer receives any written notice that Buyer or a Buyer affiliate has become listed on the Annex or any other list promulgated under the Patriot Rules or indicted, arraigned, or custodially detained on charges involving money laundering or predicate crimes to money laundering, Buyer shall immediately notify Seller.

6.2.6.      Buyer’s Knowledge. For the purposes of this Agreement, the term “knowledge of the Buyer” and similar phrases shall refer to the actual knowledge on the relevant dates (and not constructive knowledge) of Raymond J. Lewis, Kristen Benson, Al Kelly, Adam Zeiger, Alex Florea and Joseph Marinelli (the “Buyer Designated Persons”), after reasonable inquiry reasonably executed by such Buyer Designated Persons.

7.         COVENANTS OF SELLER.  From and after the Effective Date and until Closing (and thereafter as described in Section 7.7, Section 7.13 and Section 7.14), the Seller hereby covenants to Buyer as follows:

7.1.      New Leases.  Other than as permitted under the Lease (and in accordance with the requirements therein), Seller shall not, and shall cause Operator not to execute any new lease, license, management agreement or other agreement affecting the occupancy, ownership or operation of the Property or the Operator Property without Buyer’s prior written approval (which approval may be withheld in Buyer’s sole discretion and shall be deemed denied if Buyer’s written approval is not delivered to Seller within five business days following Seller’s written request for such approval).

7.2.      Contracts.  Until the Closing Date, Seller shall perform in all material respects all obligations to be performed by it under the terms of the Assigned Contracts. Seller shall not amend or terminate any Assigned Contract, or enter into any new contract with respect to the ownership and operation of any Facility that will survive the Closing, or that would otherwise affect the use, operation or enjoyment of any Facility after Closing, without Buyer’s prior written approval (which approval may be withheld in Buyer’s sole discretion and shall be deemed denied if Buyer’s written approval is not delivered to Seller within five business days following Seller’s request for such approval).

7.3.      Insurance.  The Insurance Policies shall remain continuously in force through and including the Closing Date.

7.4.      Operation of Property.  Until the Closing Date, Seller shall (or shall cause Operator to) operate, maintain and manage the Property as if the Lease were in full force and effect, including, without limitation, requesting any consents of Buyer (as if Buyer was the landlord thereunder) required under the Lease that the tenant under the Lease must request of the landlord thereunder (it being understood, for the avoidance of doubt, that Buyer shall have no obligations whatsoever under the Lease until the same becomes effective and only from and after such effective date).

7.5.      No Assignment.  Seller shall not assign, alienate, lien, encumber or otherwise transfer all or any part of the Property or any interest, easement or right of way therein.

7.6.      Change in Conditions.  Until the Closing Date, Seller shall, and shall cause Operator to, to the extent Seller or Operator (as applicable) obtains knowledge thereof, promptly notify Buyer of any material adverse change in any condition with respect to the Property and/or the Operator Property (including, without limitation, the occurrence of any damage by fire or other casualty, or any written notice of a proposed taking or condemnation, with respect to all or any part of the Property), or of the occurrence of any event or circumstance, that makes any representation or warranty of Seller to Buyer under this Agreement materially untrue or misleading, or any covenant of Seller under this Agreement incapable of being performed, or any Condition Precedent incapable of being satisfied.  Promptly, and in any event within five business days, after its receipt, delivery, discovery, filing or preparation, as the case may be, Seller shall deliver to Buyer true, correct and complete copies in all material respects of: (i) any Operator Reports received or prepared by (or on behalf of) any Seller and/or Operator; (ii) any reports, filings, applications, or petitions made by any Seller and/or Operator to any Governmental Authority (including, without limitation, any Health Departments) with respect to any Facility; (iii) any material written correspondence or written notices to or from any Seller and/or Operator or Governmental Authority (including any Health Departments) with respect to any Facility; and (iv) any other document, information, material, written notice or comparable report or item that constitutes a Document but either did not exist, was not discovered or was not in Seller’s and/or Operator possession or reasonable control as of the Effective Date.  Until the Closing Date, Seller shall, or shall cause Operator to, deliver to Buyer (x) a monthly profit and loss statement for the Facility within 30 days after the end of each calendar month, and (y) a monthly occupancy report within three days after the end of each calendar month.

7.7.      8-K Requirements.  Upon Buyer’s request, for so long as CCP (hereinafter defined) is required to include financial statements relating to the Facilities prepared pursuant to Rule 3-14 or other applicable provisions of Regulation S-X (the “Facilities’ Financial Statements”) in its U.S. Securities and Exchange Commission filings, Seller shall make Seller’s financial statements and any underlying financial data associated therewith (“Financial Information”) available to Buyer for inspection, copying and audit by Buyer’s designated accountants, at Buyer’s sole expense.  At Buyer’s sole expense, Buyer or its designated independent or other accountants may audit the Financial Information as necessary to permit compliance by Care Capital Properties, Inc. or any publicly traded successor or parent thereof (“CCP”) with its public disclosure and reporting obligations under applicable Legal Requirements, and Seller shall supply such documentation in its possession or control as Buyer or its accountants may reasonably request in order to complete such audit, and to the extent correct Seller shall execute an audit letter substantially in the form attached in Exhibit H attached hereto and made a part hereof. Seller shall cooperate reasonably with CCP and Buyer in connection with its public disclosure and reporting obligations under applicable Legal

Requirements, including enabling: (i) any reasonable diligence efforts undertaken by CCP’s or Buyer’s underwriters relating to the Financial Information (including, but not limited to, participating in due diligence calls); and (ii) CCP’s or Buyer’s designated accountants to issue customary consents or “comfort letters” relating to the Financial Information. CCP and or Buyer will reimburse Seller for Seller’s reasonable out-of-pocket cost of compliance with the provisions of this Section and Buyer’s reimbursement obligations will survive Closing. This Section 7.7 will survive Closing.

7.8.      Updated Disclosures.   Without limitation of Seller’s obligations under this Agreement (e.g., those under Section 7.6), to the extent the facts and circumstances underlying Seller’s representations and warranties change in any material respect between the Effective Date and the Closing Date, Seller must disclose such changed facts and circumstances in writing to Buyer (each, an “Updated Disclosure”).  Without limitation of Buyer’s rights under this Agreement (e.g., those under Section 8.1), if an Updated Disclosure would cause or is reasonably likely to cause a Material Adverse Effect, Buyer may terminate this Agreement without penalty, in which event the terms of Section 19.12 governing a permitted termination by Buyer shall apply, or may elect to proceed to Closing, which election must be made within five business days after Buyer’s receipt of written notice from Seller disclosing, in reasonably thorough detail, such Updated Disclosure.  If Buyer fails to timely make such an election, Buyer shall be deemed to have elected to terminate this Agreement (in which event the terms of Section 19.12 governing a permitted termination by Buyer shall apply).

7.9.      Notices and Consents.   Without limiting the generality of Section 7.6, Seller shall, and Seller shall cause Operator to, at Seller’s cost, (i) obtain such consents, approvals and permits from Governmental Authorities (“Transfer Approvals”); and (ii) file and submit such petitions, notices and applications (“Transfer Notices”), in each case, as are necessary as a condition to the sale, transfer and conveyance of the Property by Seller to Buyer and the use and operation of the Facilities by the Operators from and after Closing for their respective Primary Intended Uses.

7.10.    Assignment of Excluded Contracts. Seller shall assign to Operator, at Seller’s cost, prior to or concurrently with the Closing, any and all Excluded Contracts that Buyer identifies by written notice to Seller delivered not less than three business days prior to the Closing.

7.11.    No Conveyance.  Seller shall not, and shall cause Operator not to: (i) sell, transfer, convey, assign, lien, finance, encumber or otherwise dispose of directly or indirectly, all or any portion of the Property, the Operator Property or Seller (or any assets of Seller other than in the ordinary course); or (ii) solicit, negotiate, entertain proposal for, or execute and enter into any agreement, arrangement or understanding (formal or informal, conditional or otherwise) for:  (x) the sale, transfer or conveyance of all or any portion of the Property, the Operator Property, Seller or an Operator (or any assets of Seller or an Operator other in the ordinary course) to any person or entity, or (y) the financing of all or any portion of the Property, the Operator Property or Seller.  Without limitation of the foregoing, Seller shall not, and shall cause Operator not to, consummate any change of control transaction (e.g., a stock sale, merger or membership transfer).

7.12.    Provider Agreements.  Seller shall cause Operator not to, other than in accordance with normal and commercially reasonable business practices, change the terms of any Provider Agreements or alter the terms of their participation in any Third Party Payor Programs if applicable other than as may be permitted under the terms of the Lease, as if the Lease were in effect, and to timely file any and all Operator Reports and otherwise comply with the terms of the Authorizations.

7.13.    Real Estate Matters; Pending Responses.  Seller shall use commercially reasonable efforts to: (i) clear or otherwise resolve to Buyer’s reasonable satisfaction the open code violations on the Land and Improvements located in Chicago, Illinois; (ii) vacate, relocate or amend in a manner which resolves to Buyer’s reasonable satisfaction the utility easements running under the Improvements located in Covina, California; and (iii) within 180 days after Closing, record a perpetual ingress and egress easement over and across that portion of the roadway serving the Ventura Facility (as hereinafter defined) which is located on the adjacent parcel owned as of the date hereof by the Case Family Trust.   Not later than seven days from the Effective Date, Seller will deliver (or caused to be delivered) to Buyer true, correct and complete in all material respects copies of all of the Documents in the possession or reasonable control of the Seller Representatives related to the Pending Responses.

7.14.    Restrictive Covenants. Seller shall, and shall cause Guarantor, Operator and each of their respective Affiliates to, comply with the restrictive covenants set forth on Exhibit J to this Agreement.

8.         ADDITIONAL CONDITIONS PRECEDENT TO CLOSING. In addition to the other conditions precedent to Buyer’s obligations to proceed to Closing enumerated in this Agreement, the following shall be additional conditions precedent to Buyer’s obligation to close hereunder:

8.1.      Representations and Warranties.  The representations and warranties made by Seller to Buyer as of the Effective Date (with such updates as are expressly permitted under this Agreement) that are qualified by materiality are true and correct as of the Closing Date and all of the representations and warranties of such Seller contained in the Agreement that are not qualified by materiality are true and correct in all material respects as of the Closing Date. The representations and warranties made by Operator to Buyer (or its affiliate) in the Lease that are qualified by materiality are true and correct as of the Closing Date and all of the representations and warranties of such Operator contained in the Lease that are not qualified by materiality are true and correct in all material respects as of the Closing Date.

8.2.      Title Policy.    At Closing, the Title Company shall be irrevocably and unconditionally committed to issue the Title Policy for each Facility to Buyer in the form of the applicable Pro Forma, subject only to the payment of the premium charged by the Title Company therefor.

8.3.      Transfer Approvals.  Seller and/or Operator shall have (i) filed any and all Transfer Notices with the necessary Governmental Authorities; and (ii) obtained any and all Transfer Approvals from Governmental Authorities where necessary for (a) the sale, transfer and conveyance of the Property to Buyer and (b) the use, operation and ownership of the Property by Operator from and after Closing.

8.4.      Option Agreement.  At Closing, Seller shall cause to be delivered to Buyer that certain Option Agreement attached hereto at Exhibit I, executed by Clarendon Ventures, LLC.

8.5.      Discharge of Indebtedness.  At or prior to Closing, Seller shall discharge all Indebtedness.

8.6.      Intentionally Omitted.

8.7.      Springing Cross Guaranty Agreement. At Closing, Seller Clarendon Ventures, LLC shall execute and deliver that certain Springing Cross Guaranty Agreement substantially in the form which is attached hereto as Exhibit K (the “Springing Cross Guaranty Agreement”).

8.8.      Guaranty Agreement.  At Closing, Seller shall cause to be delivered to Buyer the Guaranty attached hereto as Exhibit L executed by Legacy Healthcare Management, LLC guaranteeing all obligations of Seller under this Agreement (the “Guaranty Agreement”).

8.9.      Performance. Seller shall have performed or complied in all material respects with each obligation and covenant required by this Agreement to be performed or complied with by Seller on or before the Closing Date.

8.10.    Lease.  At Closing, Buyer (or an affiliate of Buyer) and each Operator shall execute and enter into the Lease, pursuant to which Buyer or its designated affiliates master leases the Facilities to the Operators pursuant to the terms and conditions set forth therein. At Closing, Legacy Healthcare Management, LLC shall execute and enter into the form of Lease Guaranty attached to the Lease (the “Lease Guaranty”), and Operator shall deliver all documents contemplated or required to be executed and delivered under the Lease upon the execution and delivery thereof.

8.11.    No Adverse Change.  As of the Effective Date and until Closing, there shall be no change, occurrence or development that in Buyer’s reasonable judgment, would have a material adverse effect on Seller, Operator, Legacy Healthcare Management, LLC, the Property, the Operator Property or any guarantor of Seller’s obligations hereunder or any of their business, assets, liabilities (actual or contingent), operations, conditions or prospects.

8.12.    Right of First Offer and Refusal Agreement. At Closing, Seller shall cause to be delivered to Buyer the Right of First Offer and Refusal Agreement substantially in the form which is attached hereto as Exhibit N executed by Signature Healthcare Services, LLC and Soon K. Kim, on behalf of themselves and their affiliates (the “ROFO Agreement”).

8.13.    Required Consents.  At Closing, no consent of (i) any creditor, investor of Seller, (ii) any Governmental Authority, or (iii) any other party shall be required in order to consummate the transactions contemplated by this Agreement that has not been obtained and delivered to Buyer.

8.14.    Termination of Existing Leases.  On or prior to the Closing Date, Seller shall have delivered to Buyer termination of any existing leases substantially in the form which is attached hereto as Exhibit O (collectively, the “Lease Terminations”).

8.15.    Deliveries of the Seller.  Seller has delivered all of the agreements, documents and instruments required to be delivered by Seller hereunder at or prior to Closing.

8.16.    Release of BBVA Lien.  On or prior to the Closing Date, Seller shall have delivered evidence reasonably satisfactory to Buyer of the release of liens and collateral of the Seller and Operator securing any of the obligations of the Seller and Operator to Compass Bank (the “BBVA Release”).

8.17.    Reasonable Access.  Seller has provided reasonable access to Buyer to the original Documents, all plans and specifications related to the Improvements in Seller’s and Operator’s possession or reasonable control or otherwise available to Seller, and to a currently valid certificate of occupancy (or comparable permit or license) with respect to each of the Improvements.

9.         ASSIGNMENTS AND TRANSFER TO BUYER.  On or prior to Closing, Seller shall, at Seller’s sole cost, take and all necessary actions to (i) cause the Assigned Contracts to be issued to and for the benefit of Buyer (or Buyer’s designee); and (ii) make such assignments, conveyances and transfers of the Property to and for the benefit of Buyer (or Buyer’s designee).  Seller shall cause an authorized representative of Seller and Operator to sign applications/forms where required by Legal Requirements to effectuate the change of ownership and continuous operation of the Property.

10.       SELLER’S CLOSING DELIVERIES.  At Closing (or such other times as may be specified below), Seller shall deliver or cause to be delivered to Buyer or Buyer’s designee the following, unless a form of which is attached hereto, in form and substance reasonably acceptable to Buyer:

10.1.    Deed.  A(n): (i) Illinois Special Warranty Deed in the form attached hereto as Exhibit P-1 with respect to the Land and Improvements located in Illinois; (ii) Arizona Special Warranty Deed in the form attached hereto as Exhibit P-2 with respect to the Land and Improvements located in Arizona; and (iii) California Grant Deed in the form attached hereto as Exhibit P-3 with respect to Land and Improvements located in California (collectively, the “Deeds”) in each case conveying fee simple title to the Land and Improvements to Buyer or Buyer’s designee in accordance with the terms of the Deeds and this Agreement. Seller shall also deliver a Quitclaim Deed in form reasonably agreed upon by Buyer and Seller with respect to any prior legal description of the Land of record, if the Title Company deems the same advisable or customary.

10.2.    Bill of Sale.  A limited warranty Bill of Sale substantially in the form which is attached hereto as Exhibit Q, executed by Seller, assigning, conveying and warranting to Buyer or Buyer’s designee title to the Personal Property and Inventory.

10.3.    Assignment.  An Assignment of Warranties substantially in the form which is attached hereto as Exhibit R (the “Assignment of Warranties”), executed by Seller, to

Buyer or Buyer’s designee, of all right, title and interest of Seller in and to the Existing Warranties.  In the event Buyer directs (in its sole discretion) that certain of the Existing Warranties be assigned, transferred and conveyed to the Operators, Seller shall deliver a separate Assignment of Warranties (for the applicable Existing Warranties) to the Operators, executed by Seller or the Operators.

10.4.    Bulk Sales Releases.  Bulk Sales Releases required by the state of Illinois, Cook County and the City of Chicago or delivery of a Bulk Sales Indemnity substantially in the form which is attached hereto as Exhibit S, executed by each Seller.

10.5.    General Assignment.  A  General Assignment Agreement substantially in the form which is attached hereto as Exhibit T (the “General Assignment”), executed in counterpart by Seller, to Buyer or Buyer’s designee, of all right, title and interest of Seller in and to the Assigned Contracts.  In the event Buyer directs (in its sole discretion) that certain of the foregoing Property be assigned, transferred and conveyed to the Operators, Seller shall deliver a separate General Assignment to the Operators, executed by Seller.  Seller shall deliver an Assignment and Assumption Agreement assigning the Construction Agreement by and between California Mental Health Care Network - San Diego, LLC and Align Builders, Inc., dated October 30, 2015 (the “Assigned Contract”) to Aurora- San Diego Hospital, LLC.

10.6.    Business Records.  To the extent not already provided, copies of all of the Business Records in Seller’s possession or reasonable control.

10.7.    Payoff Letters.  Payoff letters with per diem amounts, issued by the holders of Indebtedness, issued before the Closing Date, together with wire transfer instructions and the agreement of such Indebtedness holders to release all encumbrances, and authorizing the applicable Seller to file UCC-3 termination statements and equivalent encumbrance termination filings in all applicable non-UCC jurisdictions, upon the wiring of the payoff amounts to such holders.

10.8.    ALTA Statement.  As required by the Title Company, ALTA (or comparable) statements, each executed by Seller and in the forms approved by the Title Company to issue the Title Policy, which forms are attached hereto at Exhibits U-1 – U-3.

10.9.    Transfer Notices.  To the extent not previously delivered to Buyer, copies of the Transfer Notices, if any, together with evidence of their delivery to, and acceptance by, the applicable Governmental Authorities.

10.10.  Lease Terminations. Lease Terminations, executed by Seller or Operator, as applicable.

10.11.  Closing Statement.  A closing statement, prepared by the Title Company and reasonably approved and executed by Seller, conforming to the proration and other relevant provisions of this Agreement.

10.12.  BBVA Release.  The BBVA Release.

10.13.  Entity Transfer Certificate.  Entity Transfer Certification confirming that each Seller is a “United States Person” within the meaning of Section 1445 of the Internal Revenue Code of 1986, as amended.

10.14.  Intercompany Subordination Agreement. An Intercompany Subordination Agreement, executed by Seller and Operator, subordinating intercompany transfers to rental and other payments from Operator, as tenant, to Buyer, as Landlord, under the Lease.

10.15.  Closing Certificate. A certificate, signed by Seller, certifying to Buyer that: (i) all of the representations and warranties of such Seller contained in the Agreement that are qualified by materiality are true and correct as of the Closing Date; (ii) all of the representations and warranties of such Seller contained in the Agreement that are not qualified by materiality are true and correct in all material respects as of the Closing Date;  and (iii) that all covenants required to be performed by, or caused to be performed by, Seller prior to the Closing Date have been performed in all material respects.

10.16.  Lease.  The Lease, duly executed by each of the Operators together with (i) all ancillary documents required to be delivered by the terms of the Lease, including, without limitation, the Lease Guaranty duly executed by Legacy Healthcare Management, LLC, (ii) any security deposit required to be posted under the Lease by such Operators, (iii) all other deliverables which may be required under the Lease, including, without limitation, letters of credit and certificates of insurance, and (iv) any and all base rent and other sums due and owing from the Operators, as tenants, pursuant to the Lease for the balance of the month in which Closing occurs, plus the next full calendar month if the Closing occurs on or after the 20th of the month.

10.17.  Option Agreement.  The Option Agreement, executed by Clarendon Ventures, LLC.

10.18.  Right of First Offer and Refusal Agreement. The ROFO Agreement, executed by executed by Signature Healthcare Services, LLC and Soon K. Kim, on behalf of themselves and their affiliates.

10.19.  Easement Agreement. With respect to the Land and Improvements located in Ventura, California (the “Ventura Facility”), an easement agreement executed by Seller’s Affiliate, Vista Oaks, LLC, and CCP Ventura 4004 LP, in recordable form and mutually and reasonably agreed upon by the parties to this Agreement acting in good faith, granting: (i) to the Ventura Facility, a perpetual, non-exclusive easement for ingress, egress and parking over the road and parking areas located on the adjacent property owned by Vista Oaks, LLC (the “Ventura Adjacent Property”); (ii) to the Ventura Facility, a perpetual easement for access to and maintenance, repair, replacement and removal of the Ventura Facility’s monument sign located on the Ventura Adjacent Property; and (iii) a perpetual reciprocal easement for ingress and egress over, upon and across the shared roadway located on the Ventura Facility and the Ventura Adjacent Facility and establishing a commercially reasonable proportionate shared maintenance and repair regime among such property owners (the “Ventura Easement Agreement”).

10.20.  Springing Cross Guaranty Agreement.  The Springing Cross Guaranty Agreement, executed by Seller and Operators.

10.21.  Guaranty Agreement.  The Guaranty Agreement, executed by Legacy Healthcare Management, LLC.

10.22.  Other.  Such other documents and instruments as may reasonably be requested by Buyer or the Title Company and that may reasonably be necessary or appropriate to consummate this transaction and to otherwise effect the agreements of the parties pursuant to this Agreement.

For a period of one year after Closing, Seller shall execute and deliver (and/or cause to be executed and delivered) to Buyer (or Buyer’s designee) or the Operators such further documents and instruments or take such additional actions (or cause such additional actions to be taken) as Buyer shall reasonably request to effect this transaction and otherwise effect the agreements of the parties hereto.

11.       BUYER’S CLOSING DELIVERIES.  At Closing, Buyer shall deliver or cause to be delivered to Seller or Seller’s designee the following, unless a form of which is attached hereto, in form and substance reasonably acceptable to Seller (it being understood that Buyer’s delivery of such items in accordance with the foregoing shall be a condition precedent to Seller’s obligation to Close):

11.1.    Purchase Price.  The Purchase Price, less the amount of the Deposit, and plus or minus any prorations and any other adjustments provided for hereunder, shall be delivered to the Title Company in escrow for disbursement to Seller.

11.2.    General Assignment.  The General Assignment, executed in counterpart by Buyer.

11.3.    Assignment of Warranties.  The Assignment of Warranties, executed in counterpart by Buyer.

11.4.    Easement Agreement.  The Ventura Easement Agreement, executed in counterpart by CCP Ventura 4004 LP.

11.5.    Closing Statement.  A closing statement, prepared by the Title Company and reasonably approved and executed by Buyer, conforming to the proration and other relevant provisions of this Agreement.

11.6.    Guaranty Agreement.  The Guaranty Agreement, executed by Buyer.

11.7.    Lease.  The Lease, duly executed by Buyer (or an affiliate of Buyer selected by Buyer), together with all ancillary documents required to be delivered as of the effective date of the Lease.  A memorandum of Lease, duly executed and acknowledged by Buyer (or an affiliate of Buyer selected by Buyer), in a recordable form.

11.8.    Option Agreement.  The Option Agreement, executed by Buyer.

11.9.    Right of First Offer and Refusal Agreement. The ROFO Agreement, executed by CCP.

11.10.  Intentionally Omitted.

11.11.  Springing Cross Guaranty Agreement.  The Springing Cross Guaranty Agreement, executed by Buyer.

11.12.  Closing Certificate. A certificate, signed by Buyer, certifying to Seller that: (i) all of the representations and warranties of such Buyer contained in the Agreement that are qualified by materiality are true and correct as of the Closing Date; (ii) all of the representations and warranties of such Buyer contained in the Agreement that are not qualified by materiality are true and correct in all material respects as of the Closing Date; (iii) that all covenants required to be performed by, or caused to be performed by, Buyer prior to the Closing Date have been performed in all material respects; and (iv) that there exists no material default by CCP or its Affiliates of the Confidentiality Agreement as of the Closing Date.

11.13.  Other.  Such other documents and instruments as may reasonably be requested by Seller or the Title Company and that may reasonably be necessary or appropriate to consummate this transaction and to otherwise effect the agreements of the parties pursuant to this Agreement.

For a period of one year after Closing, Buyer shall execute and deliver (and/or cause to be executed and delivered) to Seller (or Seller’s designee) or the Operators such further documents and instruments or take such additional actions (or cause such additional actions to be taken) as Seller shall reasonably request to effect this transaction and otherwise effect the agreements of the parties hereto.

12.       PRORATIONS AND ADJUSTMENTS.  As the Lease is a triple net lease and the Operators (as the tenants thereunder) are entitled thereunder to all revenue of the Facilities and are liable for all expenses of the Facilities from and after Closing, including the payment of real property taxes, there shall be no credits or prorations at the Closing between Buyer and Seller with respect to the revenues or costs associated with owning or operating the Facilities.  As applicable, all such credits and prorations shall be made between Seller and the Operators under terms outside of this Agreement.

13.       CLOSING EXPENSES.  Seller will pay at Closing the following closing costs and expenses: any fees or premiums associated with prepayment of debt encumbering any portion of the Land or the Improvements, the fees of Seller’s attorneys, all documentary and state, county and municipal transfer taxes relating to the instruments of conveyance contemplated herein except for the so-called city portion of the City of Chicago transfer tax and any leasehold transfer taxes imposed in the State of California or the State of Illinois, the cost of the Surveys for Facilities in Illinois, the cost of a CLTA or ALTA standard coverage Title Policy (or equivalent) of the Title Policy for Facilities located in Arizona and California, the  base and extended coverage cost of the Title Policy for Facilities located in Illinois, the cost of the Zoning Reports, any expenses relating to the assignment of the Existing Warranties to Buyer, the costs of any Phase I or Phase II reports undertaken for the Facilities and delivered to Buyer and 50%

of any escrow fees charged by the Title Company. Buyer shall be responsible for the following closing costs and expenses: the fees of Buyer’s attorneys, the so-called city portion of the City of Chicago transfer tax, any cost of the Title Policy and endorsement in excess of the costs required to be paid by Seller, the cost of the Surveys for Facilities in Arizona and California, the costs of any Search Reports, any geophysical report or property condition reports prepared for the Facilities and delivered to Buyer and 50% of any escrow fees charged by the Title Company. Buyer shall be responsible for payment of the premium rate associated with the voluntary prepayment of the loan between Lancaster Pollard Mortgage Company, LLC, the lender, and Vista Life Properties, LLC, the borrower in an amount not to exceed $645,960.72; provided, however, that Seller is responsible for the prepayment of principal and interest on the loan. This Section 13 will survive Closing or earlier termination for 180 days.

14.       DESTRUCTION, LOSS OR DIMINUTION OF PROPERTY.  If, prior to Closing, all or any portion of any Facility is damaged by fire or other casualty (collectively “Damage”), or is taken or made subject to condemnation, eminent domain or other governmental acquisition proceedings (collectively “Eminent Domain”), then the following procedures shall apply:

14.1.    If (i) the aggregate cost of repair or replacement of the Damage or Eminent Domain (collectively, “repair and/or replacement”) is $1,500,000 or less for any one Facility or 3% of aggregate Purchase Price or less for all Facilities affected by the Damage, in the opinion of Buyer’s and Seller’s respective engineering consultants, or (ii) the Eminent Domain event (a) does not affect the entirety of a Facility, (b) does not affect a material portion of a Facility (including any access, parking spaces, or licensed beds) which cannot thereafter be restored, and (c) does not prohibit Tenant from operating with the full complement of licensed beds for such Facility as of the Effective Date and as required under the Lease (as if the Lease were in effect), then Buyer shall close and take the Facility as diminished by such events, subject to a reduction in the Purchase Price applied against the cash otherwise due at the Closing, in the full amount of the repair and/or replacement.  Any casualty insurance or condemnation award shall be the sole property of Seller.

14.2.    If Damage or an Eminent Domain event occurs and Section 14.1 is not applicable, then Buyer, at its sole option, may elect, in its sole discretion and by written notice to Seller delivered on or prior to Closing, to (i) terminate this Agreement with respect to the affected Facility and the Purchase Price shall be reduced by subtracting therefrom the portion of the Purchase Price allocated to such Facility on Schedule 2.2 and rent under the Lease shall be ratably reduced (based on the application of the agreed upon lease rate to the Purchase Price, as reduced); (ii) if more than one Facility is so affected, terminate this Agreement, in which event the provisions of Section 19.12 governing a permitted termination by Buyer shall apply; or (iii) proceed to close subject to the following conditions:

14.2.1.    In the case of Damage, Buyer shall receive (A) a reduction of the Purchase Price equal to the amount of the applicable deductible amount under the policy or policies of property and casualty insurance covering the Facility or Facilities to which the Damage occurred (except to the extent Seller or Operator has already paid such deductible), or if such Damage is an uninsured loss, a reduction of the Purchase Price dollar for dollar in the amount necessary to repair and/or replace such Damage, applied against the cash otherwise due

Seller at Closing, plus (B) an assignment by Seller to Buyer of the proceeds payable under such policy or policies of property and casualty insurance. In such event, Seller shall fully cooperate with Buyer in the adjustment and settlement of the insurance claim or claims, and after Closing, the insurance proceeds so assigned by Seller to Buyer shall be treated as Property Loss Insurance Proceeds as defined and set forth in the Lease (as if the Lease were in effect), and Tenant shall be obligated to rebuild and restore such Facility as required under the Lease (as if the Lease were in effect).

14.2.2.    In the case of an Eminent Domain event, Buyer shall receive an assignment by Seller to Buyer of any condemnation award with respect to the Eminent Domain event. In such event, Seller shall fully cooperate with Buyer with respect to any proceedings relating to the any condemnation award, and after Closing, Tenant shall have the rights with respect to Awards as defined and set forth in the Lease, and Tenant shall be obligated to rebuild and restore such Facility as required under the Lease.

14.2.3.    In either case, the proceeds and benefits under any rent loss or business interruption insurance policies attributable to the period following the Closing shall likewise be paid and transferred over (and, if applicable, likewise credited on an interim basis) to Buyer.

14.3.    In the event of a dispute between Seller and Buyer with respect to the cost of repair and/or replacement with respect to the matters set forth in this Section 14, an engineer designated by Seller and an engineer designated by Buyer shall select an independent engineer licensed to practice in the jurisdiction where the applicable Property(s) is (are) located who shall resolve such dispute.  All fees, costs and expenses of such third engineer so selected shall be shared equally by Buyer and Seller.

15.       DEFAULT.

15.1.    Default by Seller.  In the event Seller does not proceed to Closing pursuant to the terms of this Agreement for any reason other than: (a) Buyer’s default hereunder;  (b) Seller’s exercise of any termination right it may have under this Agreement; or (c) the failure of a Condition Precedent or the condition precedent to Seller’s obligation to close set forth in Section 11, in either case, not due to Seller’s breach of the Agreement, then Buyer shall be entitled as its sole remedy to either (A) injunctive relief and/or the remedy of specific performance of Seller’s obligations under this Agreement or (B) to terminate this Agreement by written notice to Seller, upon delivery of which notice (i) the Deposit shall be promptly paid to Buyer; (ii) Seller shall pay to Buyer the amount of all documented third party reasonable fees, costs and expenses actually incurred by Buyer and its affiliates in connection with this Agreement and the transactions described herein, whether incurred before or after the mutual execution hereof, including, without limitation, reasonable fees and expenses of attorneys which shall not exceed 1% of the Purchase Price, provided, however, for the sake of clarity, any fees, expenses and costs paid under this Section 15.1(B) shall not include special, consequential, indirect, punitive or loss of profit damages; provided, further, and for the sake of clarity, that a breach of the representations contained in the third sentence of Section 6.1.2  or a breach of the last sentence of Section 7.13 (other than a breach of the obligation for such Documents to be true, correct and complete in all material respects) will not give rise to the payment to Buyer of any amounts described in this Section 15.1(B)(ii) and Buyer’s sole and exclusive remedy for a breach of the representation contained in the third sentence of Section 6.1.2 or a breach of the last sentence of Section 7.13 (other than a breach of the obligation for such Documents to be true, correct and complete in all material respects), as applicable, will be to terminate this Agreement by written notice to Seller, upon delivery of which notice the Deposit shall be promptly paid by Buyer (and, for the avoidance of doubt, Section 15.1(B)(iii) shall apply, as well); and (iii) this Agreement shall be terminated and neither party shall have any further liability hereunder, except for those liabilities that expressly survive a termination of this Agreement.  Notwithstanding the foregoing, in the event of any breach, default or failure of performance by or on the part of Seller with respect to any covenant, agreement, representation and warranty or other undertaking that survives Closing, Buyer shall have the indemnification rights as set forth in Section 17.1.

15.2.    DEFAULT BY BUYER; LIQUIDATED DAMAGES. IN THE EVENT THAT BUYER DOES NOT PROCEED TO CLOSING PURSUANT TO THE TERMS OF THIS AGREEMENT FOR ANY REASON OTHER THAN (I) SELLER’S DEFAULT HEREUNDER, (II) BUYER’S EXERCISE OF ANY TERMINATION RIGHT IT MAY HAVE UNDER THIS AGREEMENT, OR (III) A FAILURE OF A CONDITION PRECEDENT NOT DUE TO BUYER’S BREACH OF THIS AGREEMENT (A BUYER FAILURE TO PROCEED TO CLOSING FOR ANY REASON OTHER THAN THOSE ENUMERATED IN CLAUSES (I), (II), AND (III), AN “UNPERMITTED BUYER FAILURE TO CLOSE”), THEN SELLER SHALL BE ENTITLED TO RECEIVE, AS FIXED AND LIQUIDATED DAMAGES (AND NOT AS A PENALTY), THE DEPOSIT (THE “BUYER DEFAULT AMOUNT”) AS SELLER’S SOLE REMEDY, ON ACCOUNT OF AN UNPERMITTED BUYER FAILURE TO CLOSE; PROVIDED, HOWEVER, AND FOR THE SAKE OF CLARITY, THAT A BREACH OF SECTION 6.2.4 OR A FAILURE TO DELIVER A CLOSING CERTIFICATE WITH RESPECT TO THE ACCURACY OF SECTION 6.2.4 AS REQUIRED BY SECTION 11.12 WILL NOT GIVE RISE TO THE PAYMENT TO SELLER OF LIQUIDATED DAMAGES HEREIN AND SELLER’S SOLE AND EXCLUSIVE REMEDY FOR DEFAULT OF SECTION 6.2.4 WILL BE SET FORTH IN SECTION 15.4. UPON PAYMENT OF THE BUYER DEFAULT AMOUNT, THIS AGREEMENT SHALL AUTOMATICALLY TERMINATE AND NEITHER PARTY SHALL HAVE ANY FURTHER LIABILITY HEREUNDER, EXCEPT FOR THOSE LIABILITIES THAT EXPRESSLY SURVIVE THE TERMINATION OF THIS AGREEMENT. EXCEPT WITH RESPECT TO ANY CLAIMS FOR A BREACH OF BUYER’S OBLIGATIONS UNDER SECTION 4.2, SELLER SHALL HAVE NO OTHER REMEDY FOR AN UNPERMITTED BUYER FAILURE TO CLOSE, INCLUDING ANY RIGHT TO DAMAGES OR SPECIFIC PERFORMANCE. BUYER AND SELLER ACKNOWLEDGE AND AGREE THAT: (1) HAVING MADE DILIGENT BUT UNSUCCESSFUL ATTEMPTS TO ASCERTAIN THE ACTUAL COMPENSATORY DAMAGES SELLER WOULD SUFFER IN THE EVENT OF UNPERMITTED BUYER FAILURE TO CLOSE, SELLER AND BUYER AGREE THAT THE BUYER DEFAULT AMOUNT IS A REASONABLE ESTIMATE OF AND BEARS A REASONABLE RELATIONSHIP TO THE DAMAGES THAT WOULD BE SUFFERED AND COSTS INCURRED BY SELLER AS A RESULT OF HAVING WITHDRAWN THE PROPERTY FROM SALE AND THE FAILURE OF CLOSING TO HAVE OCCURRED DUE TO AN UNPERMITTED BUYER FAILURE TO CLOSE; (2) THE ACTUAL DAMAGES SUFFERED

AND COSTS INCURRED BY SELLER AS A RESULT OF SUCH WITHDRAWAL AND FAILURE TO CLOSE DUE TO AN UNPERMITTED BUYER FAILURE TO CLOSE WOULD BE EXTREMELY DIFFICULT AND IMPRACTICAL TO DETERMINE; (3) BUYER SEEKS TO LIMIT ITS LIABILITY UNDER THIS AGREEMENT TO THE BUYER DEFAULT AMOUNT IN THE EVENT THIS AGREEMENT IS TERMINATED AND THE TRANSACTION CONTEMPLATED BY THIS AGREEMENT DOES NOT CLOSE DUE TO AN UNPERMITTED BUYER FAILURE TO CLOSE; AND (4) THE BUYER DEFAULT AMOUNT SHALL BE AND CONSTITUTE VALID LIQUIDATED DAMAGES. THE PAYMENT OF SUCH AMOUNT AS LIQUIDATED DAMAGES IS NOT INTENDED AS A FORFEITURE OR PENALTY WITHIN THE MEANING OF APPLICABLE LAW (INCLUDING, IF APPLICABLE CALIFORNIA CIVIL CODE SECTION 3275 OR 3369), BUT IS INTENDED TO CONSTITUTE LIQUIDATED DAMAGES TO SELLER IN COMPLIANCE WITH ALL APPLICABLE LAW (INCLUDING, IF APPLICABLE, CALIFORNIA CIVIL CODE SECTIONS 1671, 1676 AND 1677) THE FOREGOING SHALL NOT PROHIBIT SELLER FROM PURSUING AN ACTION FOR DAMAGES WITH RESPECT TO SUCH BREACH, DEFAULT OR FAILURE OF PERFORMANCE BY BUYER PURSUANT TO SECTION 4.2.  FOLLOWING THE CLOSING, IN THE EVENT OF ANY BREACH, DEFAULT OR FAILURE OF PERFORMANCE BY BUYER OF ANY COVENANT, AGREEMENT, INDEMNITY, REPRESENTATION OR WARRANTY OF BUYER THAT SURVIVES THE CLOSING, SELLER SHALL HAVE INDEMNIFICATION RIGHTS AS SET FORTH IN SECTION 17.3 AS MATERIAL CONSIDERATION TO SELLER’S AND BUYER’S AGREEMENT TO THE LIQUIDATED DAMAGES PROVISIONS OF THIS SECTION, EACH PARTY TO THIS AGREEMENT HEREBY AGREES TO WAIVE ANY AND ALL RIGHTS WHATSOEVER TO CONTEST THE VALIDITY OF THE LIQUIDATED DAMAGES PROVISIONS FOR ANY REASON WHATSOEVER, INCLUDING BUT NOT LIMITED TO, THAT SUCH PROVISION WAS UNREASONABLE UNDER THE CIRCUMSTANCES EXISTING AT THE TIME THIS AGREEMENT WAS MADE, EACH PART TO THIS AGREEMENT EXPRESSLY ACKNOWLEDGES THE REASONABLENESS OF THE FOREGOING LIQUIDATED DAMAGES PROVISIONS.

SELLER AND BUYER ACKNOWLEDGE THE FOREGOING LIQUIDATED DAMAGES PROVISIONS:

SK	RJL

SELLER	BUYER

15.3.    Cure.  Neither Buyer nor Seller shall be deemed in breach or default under this Agreement unless and until the non-breaching or non-defaulting party sends the breaching or defaulting party written notice specifying the breach or default and the breaching or defaulting party fails to cure or correct such breach or default within three business days after receipt of such notice. For clarity and the avoidance of doubt, the Closing Date shall be adjourned, as necessary, to accommodate the cure period set forth in the immediately preceding sentence (regardless of whether such cure period is for the benefit of Buyer or Seller).

15.4.    Seller’s Termination Option.  Notwithstanding the terms of Section 15.2 to the contrary, if there is an Unpermitted Buyer Failure to Close and the cause of such Unpermitted Buyer Failure to Close is Buyer’s breach of Section 6.2.4 or a failure to deliver a Closing Certificate with respect to the accuracy of Section 6.2.4 as required by Section 11.12, Seller’s sole and exclusive remedy is to (1) terminate this Agreement by delivering written notice thereof to Buyer on or prior to the Closing, in which event (a) neither party shall have any further liability or obligation under this Agreement except for those liabilities and obligations that expressly survive a termination of this Agreement, and (b) Seller shall, within three business days, return and/or take all actions necessary to direct the return of the Deposit to Buyer, or (2) waive such Buyer Unpermitted Failure to Close and proceed to Closing, with all rights under the Confidentiality Agreement reserved.

16.            SUCCESSORS AND ASSIGNS; TAX-DEFERRED EXCHANGE/ REVERSE EXCHANGE.

16.1.    Assignment.  The terms, conditions and covenants of this Agreement shall be binding upon and shall inure to the benefit of the parties and their respective nominees, successors, beneficiaries and permitted assigns; provided, however, no conveyance, assignment or transfer of any interest whatsoever of, in or to the Property or of this Agreement shall be made by Seller or Buyer during the term of this Agreement other than as expressly permitted under the terms of this Section 16.1.  Each of Seller and Buyer may assign all or any of its right, title and interest under this Agreement to any third party intermediary (an “Intermediary”) in connection with a tax-deferred exchange or reverse exchange pursuant to Section 1031 of the Internal Revenue Code (an “Exchange”); provided, however, that such assignment does not relieve Seller or Buyer, as applicable, of its obligations hereunder. Seller’s assignment to an Intermediary shall be subject to Buyer’s approval. Buyer may assign all or any of its right, title and interest under this Agreement to CCP or to any corporate or partnership entity affiliated with, or related to, CCP (any such entity, an “Affiliate”), or to any corporate or partnership entity controlled by CCP in which CCP or an Affiliate is a partner, co-venturer, shareholder or member.  No such assignee shall accrue any obligations or liabilities hereunder until the effective date of such assignment.  In the event of an assignment of this Agreement by Buyer or Seller, its assignee shall be deemed to be the Buyer or Seller, as applicable, hereunder for all purposes hereof, and shall have all rights of Buyer or Seller, as applicable, hereunder (including, but not limited to, the right of further assignment as permitted herein), provided the assignor shall not be released from liability hereunder.  At Closing, Buyer may elect to cause all or any part of the Property to be directly assigned or conveyed by Seller to, or all or any of the liabilities to be assumed hereunder to be directly assumed by, as applicable, one or more designee or assignee of Buyer.

16.2.    Tax-Deferred Exchange/ Reverse Exchange.

16.2.1.    In the event Buyer elects to assign this Agreement to an Intermediary, Seller shall reasonably cooperate with Buyer (without incurring any additional liability or any additional third party expenses) in connection with such election and the consummation of the Exchange, including without limitation, by executing an acknowledgment of Buyer’s assignment of this Agreement to the Intermediary.

16.2.2.    In the event Seller elects to assign this Agreement to an Intermediary, and Buyer approves such assignment, Buyer shall reasonably cooperate with Seller (without incurring any additional liability or any additional third party expenses) in connection with such election and the consummation of the Exchange, including without limitation, by executing an acknowledgment of Seller’s assignment of this Agreement to the Intermediary.

16.3.    Additional Conveyance Logistics.  Notwithstanding anything contained herein which may be construed to the contrary, Buyer and Seller acknowledge and agree that certain portions of the Property (e.g., Assigned Contracts) may, at the election of Buyer, be assigned or conveyed directly from Seller to a designee of Buyer, rather than to Buyer.

16.4.    Survival.  This Section 16 will survive Closing or earlier termination for 180 days.

17.       INDEMNIFICATION.

17.1.    Indemnification Obligations of Seller and Operator. From and after Closing, Seller shall defend, indemnify and hold harmless Buyer, Buyer’s affiliates, and their respective partners, officers, employees, agents, successors and assigns (collectively, including Buyer, the “Buyer Indemnified Parties”) (on a joint and several basis) from and against any and all losses, damages, claims, causes of action, judgments, costs and expenses (including reasonable fees and expenses of attorneys) (collectively, “Losses”) that may be suffered or incurred by or asserted or awarded against Buyer or any Buyer Indemnified Party, in each case arising out of, or in connection with, or by reason of:  (i) any inaccuracy, breach or default by Seller in any representations and warranties of Seller under this Agreement; (ii) any failure by Seller to perform any covenant, agreement or undertaking under this Agreement; (iii) any and all actions, suits, litigation, arbitrations, procedures, investigations, or claims arising out of any of the foregoing or out of other matters relating to the Property and/or the Operator Property arising or accruing prior to the Closing Date even though such actions, suits, litigation, arbitrations, procedures, investigations or claims have not been filed or have not come to light until after Closing (including without limitation matters identified on Schedule 6.1.9); (iv) any Excluded Liabilities (including, without limitation, any Environmental Liabilities); (v) any matter described in an Updated Disclosure; and/or (vi) an Exchange by Seller pursuant to Section 16.1.

17.2.    Limitations on Indemnification Obligations of Seller and Operator.  The obligations of Seller and Operator pursuant to the provisions of Section 17.1 are subject to the following limitations:

17.2.1.    Basket.  Absent Fraud, the Buyer Indemnified Parties will not be entitled to recover under this Agreement and, if Buyer exercises its option and purchases the property pursuant to the Purchase and Sale Agreement appended to the Option Agreement (the “Option PSA”), the Option PSA, for inaccuracies, breaches or alleged inaccuracies or breaches of representations and warranties (other than for breaches of the Fundamental Representations set forth herein and therein) unless and until the Losses hereunder and thereunder, in the aggregate, exceed Five Hundred Thousand and 00/100 U.S. Dollars ($500,000.00) (the “Basket”).  If such amount exceeds the Basket, then the Buyer Indemnified Parties will be entitled to recover the full amount of such Losses from and including the first dollar.  “Fraud”

shall mean fraudulent acts as determined by a court of competent jurisdiction. “Fundamental Representations” shall mean the representations and warranties (but not any covenants) set forth in Section 6.1.1 (Ownership) (with respect to the first sentence of Section 6.1.1 only), Section 6.1.13 (Seller; Authority), Section 6.1.14 (Real Estate Taxes), Section 6.1.17 (United States Person), Section 6.1.25 (Title Matters), Section 6.1.27 (Organization), and Section 6.1.28 (Taxes) and the Fundamental Operator Representations. “Extended Representations” shall mean the representations and warranties set forth in Section 6.1.1 (Ownership) (but excluding the first sentence of Section 6.1), Section 6.1.8 (Compliance with Legal Requirements), Section 6.1.16 (Operator Matters), and Section 6.1.22 (Environmental) and the Extended Operator Representations.

17.2.2.    Cap.  Absent Fraud, the Buyer Indemnified Parties will not be entitled to recover under this Agreement and the Option PSA for inaccuracies, breaches or alleged inaccuracies or breaches of representations and warranties other than Fundamental Representations for any Losses that, in the aggregate, exceed three percent (3%) of the aggregate Purchase Prices under this Agreement and the Option PSA (the “Cap”). For purposes of determining Losses associated with the Extended Operator Representations, Losses shall not be calculated until expiration of the applicable cure periods described in the Lease (as if the Lease were in effect), provided, however, the foregoing shall not limit the ability of the Buyer Indemnified Parties to recover Losses measured after the date the survival periods referenced herein have expired.

17.3.    Indemnification Obligations of Buyer.  From and after Closing, Buyer shall defend, indemnify and hold harmless Seller, Seller’s affiliates, and their respective partners, officers, employees, agents, successors and assigns (collectively, the “Seller Indemnified Parties”, and together with the Buyer Indemnified Parties, the “Indemnified Parties”) (on a joint and several basis) from and against any and all Losses that may be suffered or incurred by or asserted or awarded against Seller or any Seller Indemnified Party, in each case arising out of, or in connection with, or by reason of: (i) any inaccuracy, breach or default by Buyer in any representations and warranties of Buyer under this Agreement; (ii) any failure by Buyer or any other Buyer Representative to perform any covenant, agreement or undertaking under this Agreement; and/or (iii) an Exchange by Buyer pursuant to Section 16.1 of this Agreement.

18.       BROKERAGE.  Each party hereto represents and warrants to the other that it has dealt with no brokers or finders in connection with this transaction, except for Goldman, Sachs & Co. (“Seller’s Broker”).  Seller shall pay any brokers’ commission due to Seller’s Broker pursuant to the terms of a separate agreement between Seller and Seller’s Broker.  Seller hereby indemnifies, protects and defends and holds Buyer harmless from and against any and all Losses resulting from the claims of any broker, finder, or other such party, including Seller’s Broker, claiming by, through or under the acts or agreements of Seller.  Buyer hereby indemnifies, protects and defends and holds Seller harmless from and against any and all Losses resulting from the claims of any broker, finder or other such party, other than Seller’s Broker, claiming by, through or under the acts or agreements of Buyer.

19.                            MISCELLANEOUS

19.1.                Litigation.  In the event of litigation between the parties with respect to the Property, this Agreement, the performance of their respective obligations hereunder or the effect of a termination under this Agreement, the losing party shall pay all costs and expenses incurred by the prevailing party in connection with such litigation, including, but not limited to, reasonable attorneys’ fees of counsel selected by the prevailing party.

19.2.                Notices.  Any notice, demand or request which may be permitted, required or desired to be given in connection therewith shall be given in writing and directed to Seller and Buyer as follows:

Seller:
c/o Signature Healthcare Services, LLC
1450 W. Long Lake Road, Suite 340
Troy, MI 48098
Attention: Laura Sanders, General Counsel
Telephone: (248) 905-5091
Fax No.: (248) 905-5096

With a copy to
its attorneys:	Polsinelli LLP
2049 Century Park East, Suite 2900
Los Angeles, CA 90067
Attention: Timothy Reimers
Telephone: (310) 203-5316
Fax No.: (310) 861-1734

Buyer:	c/o Care Capital Properties, Inc.
191 North Wacker Drive, Suite 1200
Chicago, Illinois 60606
	Attention:	Adam Zeiger
	Telephone:	(312) 881-4700
	Fax No.:	(312) 881-4799

With a copy to:	c/o Care Capital Properties, Inc.
191 North Wacker Drive, Suite 1200
Chicago, Illinois 60606
	Attention:	Legal Department
	Telephone:	(312) 881-4700
	Fax No.:	(312) 881-4798

With a copy to
its attorneys:	McDermott Will & Emery LLP
444 West Lake Street
Chicago, Illinois 60606
Attention: John Callahan
Telephone: (312) 984-7553
Fax No.: (312) 277-5246

Notices shall be deemed properly delivered and received (i) the same day when personally delivered; or (ii) one day after deposit with Federal Express or other reputable commercial overnight courier; or (iii) the same day when sent by confirmed facsimile.

19.3.                Benefit.  This Agreement is for the benefit only of the parties hereto and their nominees, successors, beneficiaries and assignees as permitted in Section 16 and no other person or entity shall be entitled to rely hereon, receive any benefit herefrom or enforce against any party hereto any provision hereof, other than the Indemnified Parties.

19.4.                Limitation Of Liability.  Upon the Closing, neither party shall assume nor undertake to pay, satisfy or discharge any liabilities, obligations or commitments of the other party other than those specifically agreed to between the parties and set forth in this Agreement.

19.5.                Reasonable Efforts.  Subject to Buyer’s termination rights under this Agreement, as well as Seller’s termination rights under Section 15.2, Seller and Buyer shall use their reasonable, diligent and good faith efforts, and shall cooperate with and assist each other in their efforts, to obtain such consents and approvals of third parties (including, but not limited to, Governmental Authorities), to the transaction contemplated hereby, and to otherwise perform as may be necessary to effectuate the transfer of the Property to Buyer or Buyer’s designee in accordance with this Agreement.

19.6.                Entire Agreement.  This Agreement constitutes the entire understanding between the parties with respect to the transaction contemplated herein, and all prior or contemporaneous oral agreements, understandings, representations and statements, and all prior written agreements, understandings, letters of intent and proposals, in each case with respect to the transaction contemplated herein, are hereby superseded and rendered null and void and of no further force and effect and are merged into this Agreement.  Neither this Agreement nor any provisions hereof may be waived, modified, amended, discharged or terminated except by an instrument in writing signed by the party against which the enforcement of such waiver, modification, amendment, discharge or termination is sought, and then only to the extent set forth in such instrument.  Notwithstanding the foregoing, Buyer and Seller hereby acknowledge and agree that CCP, Signature Healthcare Services, LLC and Seller are bound by and parties to that certain Confidentiality and Exclusivity Agreement dated as of December 9, 2016 (as amended from time to time, the “December Confidentiality Agreement”) and that Soon K. Kim, Signature Healthcare Services, LLC and CCP dated as of May 3, 2016 (the “May Confidentiality Agreement”, and together with the December Confidentiality Agreement, the “Confidentiality Agreement”), which Confidentiality Agreement shall continue to be binding upon CCP, Signature Healthcare Services, LLC and Seller; provided, however, that notwithstanding anything to the contrary set forth in said Confidentiality Agreement, (i) from and after the Effective Date, Section 6 of said Confidentiality Agreement shall be of no force or effect, unless and until the date on which this Agreement is terminated for any reason (after which date such provision shall remain in effect until the Confidentiality Agreement terminates or expires), and (ii) the Confidentiality Agreement shall in any event be deemed terminated from and after the date on which the Closing occurs.

19.7.                Time of the Essence; Legal Holidays.  Time is of the essence with respect to the Parties’ obligations under this Agreement, and if any date herein set forth for the performance of any obligations by Seller or Buyer or for the delivery of any instrument or notice as herein provided should be on a Saturday, Sunday or legal holiday, the compliance with such obligations or delivery shall be deemed acceptable on the next business day following such Saturday, Sunday or legal holiday.  As used herein, the term “legal holiday” means any state or federal holiday for which financial institutions or post offices are generally closed for observance thereof in the State of Illinois.

19.8.                Conditions Precedent.  The obligations of Buyer to pay the Purchase Price and to close the transaction contemplated herein are subject to the express Conditions Precedent each of which is for the sole benefit of Buyer and may be waived at any time only by written notice thereof from Buyer to Seller.  The waiver of any particular Condition Precedent shall not constitute the waiver of any other.  In the event of the failure of a Condition Precedent not due to Buyer’s default, and so long as Buyer is not otherwise in default of any of its obligations under this Agreement, Buyer may elect, in its sole discretion and by delivery of written notice to Seller on or prior to Closing, to (A) terminate this Agreement, in which event the provisions of Section 19.12 of this Agreement governing a permitted termination by Buyer shall apply; (B) waive the failure of the applicable Condition(s) Precedent and proceed to Closing; or (C) delay the Closing until a Buyer-specified date on or prior to May 31, 2017 to allow such Condition Precedent to be satisfied.

19.9.                Construction.  This Agreement shall not be construed more strictly against one party than against the other merely by virtue of the fact that it may have been prepared by counsel for one of the parties, it being recognized that both Seller and Buyer have contributed substantially and materially to the preparation of this Agreement.  The headings of various sections in this Agreement are for convenience only, and are not to be utilized in construing the content or meaning of the substantive provisions hereof.

19.10.        Governing Law.  This Agreement shall be governed by and construed and enforced in accordance with the internal Legal Requirements of the State of Illinois, without regard to the conflict of laws rules thereof, provided that the Legal Requirements of the State in which each Facility is located (each a “Situs State”) shall govern procedures for enforcing, in the respective Situs State, provisional and other remedies directly related to such Facility and related personal property as may be required pursuant to the Legal Requirements of such Situs State.

19.11.        Partial Invalidity.  The provisions hereof shall be deemed independent and severable, and the invalidity or partial invalidity or enforceability of any one provision shall not affect the validity of enforceability of any other provision hereof.

19.12.        Permitted Termination.  In the event that Buyer exercises any right it may have hereunder to terminate this Agreement, neither the Buyer Default Amount nor any other earnest money deposit, “break-up” fee or other amount shall be owing from Buyer to Seller hereunder or otherwise and, except with respect to Seller’s liabilities and obligations following termination by Buyer pursuant to Section 15.1, if any, neither party shall have any further liability or obligation under this Agreement except for those liabilities and obligations that expressly survive a termination of this Agreement.  Upon such termination, Seller shall, within three business days, return and/or take all actions necessary to direct the return of the Deposit to Buyer.

19.13.        Confidentiality.  Subject to the terms of the Confidentiality Agreement, neither Seller nor any of the other Seller Representatives (including, without limitation, Seller’s Broker) shall issue (or cause to be issued) any press releases or other publicly-available disclosures or otherwise make disclosures to any third parties (other than the Seller Representatives) concerning the subject matter of this Agreement, the structure of the transactions contemplated under this Agreement, or the negotiations conducted under or in connection with this Agreement (including, without limitation, any Third-Party Diligence Items (as hereinafter defined), or any other notices or reports delivered by Buyer to Seller) (collectively, the “Confidential Information”) without, in each instance, the prior written consent of Buyer, which consent may be withheld in the sole and absolute discretion of Buyer.  The foregoing shall not be interpreted as prohibiting Seller from disclosing the Confidential Information to any of the other Seller Representatives who need to know such Confidential Information and who have been advised of the confidential nature of the disclosure and agreed to abide by the terms of this Section 19.13.  Seller agrees that Seller shall be liable for any breach by any of the other Seller Representatives of this Section 19.13.  If Seller or any of the other Seller Representatives is required by operation of law, rule, regulation or legal process, a Governmental Authority such as the Internal Revenue Service or Securities and Exchange Commission, to disclose any Confidential Information, Seller will notify Buyer prior to making such disclosure, and as soon as reasonably practicable, so that Buyer can seek an appropriate protective order.  If such order is not obtained, Seller shall provide only such portion of the Confidential Information as is legally required. This Section 19.13 will survive Closing or earlier termination for two years.

19.14.        Equitable Relief.    Each Party acknowledges and agrees that a default by Seller described in Section 4.1, Section 15.1 or breach of Section 19.13 by Seller or Seller’s representatives would give rise to immediate and irreparable harm that could not be remedied through the payment of monetary damages.  Upon such a default or breach, Buyer shall be entitled to preliminary and permanent injunctive relief and/or specific performance, pending or following a trial on the merits, without the need to post bond or other security, as well as the attorneys’ fees and costs it incurs in enforcing this Agreement.

19.15.        Third-Party Diligence.  To the extent a Party provided another Party certain reports, studies, documents and other due diligence materials obtained from third-parties (collectively, the “Third-Party Diligence Items”), the receiving Party hereby acknowledges that, unless the terms of the applicable Third-Party Diligence Item provide otherwise, it is not an intended beneficiary of the Third-Party Diligence Items and if it elects to rely on the same, it does so at its own risk.  Except as otherwise set forth in this Agreement (e.g., under the Seller representations and warranties made under Section 6), neither Party, its subsidiaries or affiliates or any of their respective officers, directors, employees, agents, representatives or advisors (“Representatives”) makes or shall be deemed to make any representations or warranties to the other Party as to the accuracy, completeness or sufficiency of the Third-Party Diligence Items and neither Party, its subsidiaries or affiliates or their respective Representatives shall have any liability (whether under statute, in contract, in equity, in tort (intentional, negligent or otherwise) or otherwise) to the other Party, any of the other Party’s Representatives or any other person with respect to the Third-Party Diligence Items or information contained therein, or its/their accuracy, completeness or sufficiency.

19.16.        Counterparts.  This Agreement may be executed and delivered (including by facsimile or Portable Document Format (pdf) transmission) in counterparts, all of which executed counterparts shall together constitute a single document. Signature pages may be detached from the counterparts and attached to a single copy of this document to physically form one document.  Any such facsimile documents and signatures shall have the same force and effect as manually-signed originals and shall be binding on the parties hereto.

19.17.        Waiver of Jury Trial.  EACH PARTY HEREBY WAIVES ANY RIGHTS TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY EITHER PARTY AGAINST THE OTHER IN CONNECTION WITH ANY MATTER WHATSOEVER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS AGREEMENT, INCLUDING THE RELATIONSHIP OF THE PARTIES, OR ANY CLAIM OF INJURY OR DAMAGE RELATING TO THE FOREGOING OR THE ENFORCEMENT OF ANY REMEDY.

19.18.        Interpretation.  Because each party has been represented by counsel and this Agreement has been freely and fairly negotiated, all provisions shall be interpreted according to their fair meaning and shall not be strictly construed against any party.  Whenever the words “including”, “include” or “includes” are used in this Agreement, they shall be interpreted in a non-exclusive manner as though the words “without limitation” immediately followed. Whenever the words “day” or “days” are used in this Agreement, they shall mean “calendar day” or “calendar days” unless expressly provided to the contrary.  The titles and headings in this Agreement are for convenience of reference only and shall not in any way affect the meaning or construction of any provision.  Unless otherwise expressly provided, references to any “Section” mean a Section of this Agreement (including all subsections) and to any “Exhibit” or “Schedule” mean an exhibit or schedule attached hereto.

19.19.        Survival.

19.19.1.        Representations and Warranties.  The representations and warranties in Section 6 will survive the Closing (and none will merge into any instrument of conveyance) as follows:

19.19.1.1.                                The Fundamental Representations and Buyer’s representations in Section 6.2.1 and Section 6.2.2 will survive indefinitely.

19.19.1.2.                                The Extended Representations and Buyer’s representations in Section 6.2.4 will survive for the shorter of three years or the applicable statute of limitations, except for any representations and warranties with respect to which any Buyer Indemnified Party delivers written notice of a claim for breach or inaccuracy to Seller or Operator prior to the expiration of the applicable survival period, in which event the applicable representation or warranty shall survive until the resolution of such claim.

19.19.1.3.                                All representations and warranties made in Section 6.1 (other than the Fundamental Representations or the Extended Representations), the Business Operator Representations and Buyer’s representations in Section 6.2.3 and Section 6.2.5 will survive until the date that is twelve (12) months after the Closing Date, except for any representations and warranties with respect to which any Indemnified Party delivers written notice of a claim for breach or inaccuracy to the indemnifying party prior to the expiration of such twelve-month survival period, in which event the applicable representation or warranty shall survive until the resolution of such claim.

19.19.2.        Obligations.

19.19.2.1.                                Obligations pursuant to the following Sections shall survive Closing of this Agreement and the delivery of any conveyance documentation indefinitely: Section 1.8, Section 7.7, Section 7.13, Section 9, the last paragraph of Section 10, the last paragraph of Section 11, and Section 17. The obligations pursuant to Section 7.14 shall survive Closing of this Agreement and the delivery of any conveyance documentation for five years.

19.19.2.2.                                Obligations pursuant to the following Sections shall survive Closing or any earlier termination of this Agreement and the delivery of any conveyance documentation indefinitely: Section 14, Section 18 and Section 19 (excluding Section 19.13, which shall instead survive for the period stated therein).

IN WITNESS WHEREOF, the parties hereto have executed this Purchase and Sale Agreement on the date first above written.

EFFECTIVE DATE:

April 10, 2017

SELLER:

California Life Properties, LLC
a Michigan limited liability company

By:	/s/ Soon K. Kim
Name: Soon K. Kim
Title: Manager

California Mental Health Care Network – San
Diego, LLC,
a Michigan limited liability company

By:	/s/ Soon K. Kim
Name: Soon K. Kim
Title: Manager

Illinois Life Properties, LLC,
an Illinois limited liability company,

By:	/s/ Soon K. Kim
Name: Soon K. Kim
Title: Manager

Vista Life Properties, LLC,
a California limited liability company,

By:	/s/ Soon K. Kim
Name: Soon K. Kim
Title: Manager

Nevada Life Properties, LLC,
a Nevada limited liability company,

By:	/s/ Soon K. Kim
Name: Soon K. Kim
Title: Manager

Arizona Life Properties, LLC,
an Arizona limited liability company,

By:	/s/ Soon K. Kim
Name: Soon K. Kim
Title: Manager

BUYER:

CCP Lakeshore 4000 LLC,
a Delaware limited liability company

By:	/s/ Raymond J. Lewis
Name: Raymond J. Lewis
Title: President

CCP Glendale 4001 LLC,
a Delaware limited liability company

By:	/s/ Raymond J. Lewis
Name: Raymond J. Lewis
Title: President

CCP Tempe 4002 LLC,
a Delaware limited liability company

By:	/s/ Raymond J. Lewis
Name: Raymond J. Lewis
Title: President

CCP Covina 4003 LP,
a Delaware limited partnership

By:	/s/ Raymond J. Lewis
Name: Raymond J. Lewis
Title: President

CCP Ventura 4004 LP,
a Delaware limited partnership

By:	/s/ Raymond J. Lewis
Name: Raymond J. Lewis
Title: President

CCP San Diego 4005 LP,
a Delaware limited partnership

By:	/s/ Raymond J. Lewis
Name: Raymond J. Lewis
Title: President

ACKNOWLEDGMENT BY TITLE COMPANY

The undersigned hereby acknowledges that it has received a fully executed copy of the Purchase and Sale Agreement dated as of April 10, 2017 (as may be amended, modified, restated and/or replaced from time to time, the “Agreement”), by and between Seller and Buyer.  The undersigned agrees to act as the escrow agent under this Agreement and to comply with the instructions set forth in the Agreement and as otherwise directed by Seller and Buyer.

The undersigned agrees not to make disclosures to any third parties concerning the subject matter of the Agreement, the structure of the transactions contemplated under this Agreement, or the negotiations conducted under or in connection with this Agreement (collectively, the “Confidential Information”) without, in each instance, the prior written consent of Seller and Buyer, which consent may be withheld in the sole and absolute discretion of Seller or Buyer.  If the undersigned is required by operation of law, rule, regulation or legal process, or a Governmental Authority such as the Internal Revenue Service or Securities and Exchange Commission, to disclose any Confidential Information, the undersigned will notify Seller and Buyer prior to making such disclosure, and as soon as reasonably practicable, so that Seller or Buyer can seek an appropriate protective order.  If such order is not obtained, the undersigned shall provide only such portion of the Confidential Information as is legally required.

COMMONWEALTH LAND TITLE INSURANCE COMPANY

By:	/s/ Barbara Laffer
Name:	Barbara Laffer
Title:	Escrow Officer

ANNEX A

List of Facilities

Facility Name	Address
Aurora Arizona West	6015 West Peoria Avenue
Aurora Arizona East	6350 South Maple Avenue
Aurora Charter Oak Hospital	1161 East Covina Boulevard
Aurora San Diego Hospital	11878 Avenue of Industry
Aurora Vista del Mar Hospital	801 Seneca Street
Aurora Chicago Lakeshore Hospital	4840 North Marine Drive; 850 W Lawrence Ave

Annex A

SCHEDULES AND EXHIBITS

Schedule 0	Operators
Schedule 1.3	Leased Personal Property
Schedule 1.4	Assigned Contracts
Schedule 1.9.6	Seller Contracts
Schedule 1.9.8	Excluded Assets
Schedule 2.2	Purchase Price Allocations
Schedule 4.1	Documents
Schedule 6.1.1	Ownership
Schedule 6.1.4	Seller Contracts
Schedule 6.1.5	Physical Condition
Schedule 6.1.6	Utilities
Schedule 6.1.8	Compliance with Legal Requirements
Schedule 6.1.9	Litigation
Schedule 6.1.10	Insurance
Schedule 6.1.13	Seller; Authority
Schedule 6.1.14	Real Estate Taxes
Schedule 6.1.15	Indebtedness
Schedule 6.1.16	Operator Matters
Schedule 6.1.19	Seller Authorizations
Schedule 6.1.22	Environmental Matters; Environmental Liabilities
Schedule 6.1.28	Taxes
Schedule 6.2.2	Authority; No Conflict
Exhibit A	Land
Exhibit B	General Provisions
Exhibit C	Intentionally Omitted
Exhibit D-1	Pro Forma
Exhibit D-2	Pro Forma
Exhibit D-3	Pro Forma
Exhibit D-4	Pro Forma
Exhibit D-5	Pro Forma
Exhibit D-6	Pro Forma
Exhibit E	Survey Requirements
Exhibit F	Intentionally Omitted
Exhibit G	Insurance Policies
Exhibit H	Form of Audit Letter
Exhibit I	Form of Option Agreement
Exhibit J	Restrictive Covenants
Exhibit K	Form of Springing Cross Guaranty Agreement
Exhibit L	Form of Guaranty Agreement
Exhibit M	Form of Lease
Exhibit N	Form of Right of First Offer and Refusal Agreement
Exhibit O	Form of Lease Termination
Exhibit P-1	Form of Illinois Special Warranty Deed
Exhibit P-2	Form of Arizona Special Warranty Deed
Exhibit P-3	Form of California Special Warranty Deed

Schedules and Exhibits-1

Exhibit Q	Form of Bill of Sale
Exhibit R	Form of Assignment of Warranties
Exhibit S	Form of Bulk Sales Indemnity
Exhibit T	Form of General Assignment
Exhibit U-1	Form of ALTA Statement
Exhibit U-2	Form of ALTA Statement
Exhibit U-3	Form of ALTA Statement

Schedules and Exhibits-2